Exhibit 10.1

LOAN AND SECURITY AGREEMENT

DATED AS OF AUGUST 28, 2012

among

PIZZA INN, INC. AND PIE FIVE PIZZA COMPANY, INC.

as Borrowers,

THE F&M BANK & TRUST COMPANY,

as Agent and as Lender,

and

The Financial Institution(s) Listed

on the Signature Pages Hereof,

as Lenders

TABLE OF CONTENTS

SECTION 1	DEFINITIONS AND ACCOUNTING TERMS	1
1.1	Certain Defined Terms	1
1.2	UCC Defined Terms	20
1.3	Accounting Terms	21
1.4	Other Definitional Provisions	21
SECTION 2	LOANS AND COLLATERAL	21
2.1	Loans.	21
2.2	Interest.	28
2.3	Fees.	29
2.4	Payments and Prepayments.	30
2.5	Term of this Agreement	31
2.6	Statements	32
2.7	Grant of Security Interest.	32
2.8	Yield Protection	33
2.9	Taxes.	33
2.10	[Reserved].	35
2.11	Optional Prepayment/Replacement of Lenders	35
2.12	[Reserved].	36
2.13	[Reserved].	36
2.14	[Reserved].	36
2.15	Endorsement; Insurance Claims	36
SECTION 3	CONDITIONS TO LOANS	37
3.1	Conditions to Initial Loans and the Issuance of Lender Letters of Credit	37
3.2	Additional Conditions to All Loans and Lender Letters of Credit	39
SECTION 4	REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS	40
4.1	Organization, Powers, Capitalization.	40
4.2	Authorization of Borrowing	40
4.3	Financial Condition	41
4.4	Indebtedness and Liabilities	41
4.5	Collateral Warranties and Covenants.	41
4.6	Names and Locations	45
4.7	Title to Properties; Liens	46
4.8	Litigation; Adverse Facts	46
4.9	Payment of Taxes	46
4.10	Performance of Agreements	47
4.11	Employee Benefit Plans	47
4.12	Broker’s Fees	47
4.13	Environmental Compliance	47

i

4.14	Solvency	47
4.15	Disclosure	48
4.16	Insurance	48
4.17	Compliance with Laws; Government Authorizations; Consents	48
4.18	Employee Matters	49
4.19	Governmental Regulation	50
4.20	Access to Accountants and Management	50
4.21	Inspection; Appraisals	50
4.22	Primary Deposit Accounts	50
4.23	No Defaults	51
4.24	Margin Stock	51
4.25	Amendment of Schedule	51
4.26	Representations and Warranties Incorporated from Loan Documents	51
SECTION 5	REPORTING AND OTHER AFFIRMATIVE COVENANTS	51
5.1	Financial Statements and Other Reports	51
5.2	Maintenance of Properties	51
5.3	Further Assurances	51
5.4	Mortgages; Title Insurance; Surveys.	52
5.5	Use of Proceeds and Margin Security	52
5.6	Subsidiaries	52
5.7	Post-Closing Obligations	53
SECTION 6	FINANCIAL COVENANTS	53
SECTION 7	NEGATIVE COVENANTS	53
7.1	Indebtedness and Liabilities	53
7.2	Guaranties	53
7.3	Transfers, Liens and Related Matters.	54
7.4	Investments and Loans	54
7.5	Restricted Junior Payments	55
7.6	Restriction on Fundamental Changes	55
7.7	Organizational Documents	55
7.8	Transactions with Affiliates	55
7.9	Conduct of Business	55
7.10	Tax Consolidations	55
7.11	Subsidiaries	55
7.12	Fiscal Year; Accounting Changes	56
7.13	Cayman Subsidiary..	56
7.14	Bank Accounts	56
7.15	Compliance with Anti-Terrorism Laws	56
7.16	Limitation on Action by Parent	56
7.17	Payment of Taxes and Claims	56
7.18	Negative Pledge	57
SECTION 8	DEFAULT, RIGHTS AND REMEDIES	57
8.1	Event of Default	57

8.2	Suspension of Commitments	60
8.3	Acceleration	60
8.4	Remedies	60
8.5	Appointment of Attorney-in-Fact	61
8.6	Limitation on Duty of Agent and Lenders with Respect to Collateral	61
8.7	Application of Proceeds	62
8.8	License of Intellectual Property	62
8.9	Waivers; Non-Exclusive Remedies	62
SECTION 9	AGENT	63
9.1	Agent.	63
9.2	Notice of Default	67
9.3	Action by Agent	67
9.4	Amendments, Waivers and Consents.	67
9.5	Assignments and Participations in Loans.	69
9.6	Set Off and Sharing of Payments	70
9.7	Disbursement of Funds	71
9.8	Settlements, Payments and Information.	71
9.9	Discretionary Advances	72
9.10	Titles	72
SECTION 10	MISCELLANEOUS	72
10.1	Expenses and Attorneys’ Fees	72
10.2	Indemnity	73
10.3	Notices	74
10.4	Survival of Representations and Warranties and Certain Agreements	74
10.5	Indulgence Not Waiver	75
10.6	Marshaling; Payments Set Aside	75
10.7	Entire Agreement	75
10.8	Severability	75
10.9	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	75
10.10	Headings	75
10.11	APPLICABLE LAW	76
10.12	Successors and Assigns	76
10.13	No Fiduciary Relationship; No Duty; Limitation of Liabilities.	76
10.14	CONSENT TO JURISDICTION	76
10.15	WAIVER OF JURY TRIAL	77
10.16	Construction	77
10.17	Counterparts; Effectiveness	77
10.18	Confidentiality	77
10.19	Publication	78
10.20	USA PATRIOT ACT	78
10.21	Certifications From Lenders and Participants; USA PATRIOT ACT	78
10.22	Texas Specific Provisions.	78
10.23	Joint and Several Liability	79

EXHIBITS

A.          Form of Assignment and Acceptance Agreement
B.           Form of Borrowing Base Certificate
C.           Form of Compliance Certificate
D.           [Reserved.]
E.           Form of Notice of Borrowing
F.           Form of Revolving Note
G.           Form of Term Loan A Note
H.           Form of Term Loan B Note

SCHEDULES

1.1	Transaction Fees and Expenses
3.1(H)	Litigation
4.1(B)	Capitalization of Loan Parties
4.5(C)	Motor Vehicles
4.5(I)	Intellectual Property
4.5(K)	Bank Accounts
4.5(L)	Bailees
4.6	Names and Locations
5.4	Mortgaged Property
5.7	Post-Closing Obligations
7.1	Indebtedness
7.3(B)	Other Liens
7.11	Subsidiaries

v

RIDERS

A.           Reporting Rider
B.           Financial Covenants Rider

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is dated as of August 28, 2012 and entered into among PIZZA INN, INC., a Missouri corporation (“Pizza Inn”), PIE FIVE PIZZA COMPANY, INC., a Texas corporation (“Pie Five”, together with Pizza Inn, individually and collectively, jointly and severally, “Borrower”), the financial institution(s) listed on the signature pages hereof and their respective successors and Eligible Assignees (each individually a “Lender” and collectively “Lenders”) and THE F&M BANK & TRUST COMPANY (in its individual capacity, “F&M Bank”), for itself as a Lender, and as Agent.

WHEREAS, Borrower desires that Lenders extend a credit facility to Borrower consisting of (i) a revolving facility to (a) to provide working capital financing and to provide funds for other general corporate purposes and (b) to pay fees and transaction expenses associated with the closing of this credit facility and the transactions contemplated hereby, (ii) a term loan A facility to refinance existing Indebtedness of Borrower, and (iii) a term loan B facility to finance the opening of new stores of Pie Five;

WHEREAS, to secure Borrower’s obligations under the Loan Documents, Borrower is granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of Borrower’s real and personal property; and

WHEREAS, Pizza Inn Holdings, Inc., a Missouri corporation (“Parent”), and each Subsidiary of Parent which is not a Borrower is willing to guaranty all of the obligations of Borrower to Agent and Lenders under the Loan Documents and to grant to Agent, for the benefit of Agent and Lenders, a security interest in all real and personal property of Guarantor to secure such guaranty.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Agent and Lenders agree as follows:

SECTION 1 DEFINITIONS AND ACCOUNTING TERMS

1.1 Certain Defined Terms.  The capitalized terms not otherwise defined in this Agreement shall have the meanings set forth below:

“Additional Mortgaged Property” means all real property acquired by Borrower or Guarantor after the Closing Date, which shall be mortgaged to secure the Obligations.

“Advances” shall mean and include the Revolving Advances and the Term Loan B Advances.

“Affected Lender” has the meaning assigned to that term in subsection 2.11.

“Affiliate” means any Person: (a) directly or indirectly controlling, controlled by, or under common control with, any Loan Party, including Sponsor; (b) directly or indirectly, (other than through ownership of Equity Interests in Parent except Sponsor) owning or holding five percent (5%) or more of any equity interest in Borrower; (c) five percent (5%) or more of whose stock or other equity interest having ordinary voting power for the election of directors or the power to direct or cause the direction of management, is directly or indirectly owned or held by Borrower; or (d) which has a senior officer who is also a senior officer of Borrower (other than the current Interim Chief Executive Officer of Parent).  For purposes of this definition and the definition of Sponsor, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.  Notwithstanding the foregoing, in no event shall the Agent or any Lender be an affiliate of the Borrower for the purposes of this Agreement.

“Agent” means The F&M Bank & Trust Company in its capacity as agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to subsection 9.1(G).

“Agent’s Account” means such bank account as directed by Agent from time to time.

“Agreement” means this Loan and Security Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

“Amortization Amount” has the meaning assigned to that term in subsection 2.1(C).

“Anti-Terrorism Laws” means any law relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin” for each type of Loan shall mean the applicable percentage specified below:

APPLICABLE MARGIN FOR BASE RATE LOANS	APPLICABLE MARGIN FOR FIXED RATE LOANS
1.00%	3.90%

“Asset Disposition” means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of Borrower or any of its Subsidiaries other than sales of Inventory in the ordinary course of business.

“Assigning Lender” has the meaning set forth in subsection 9.5(A).

“Assignment and Acceptance Agreement” shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit A.

“Bank Products Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management or depositary arrangements entered into between any Loan Party and a Lender or an affiliate of a Lender, in its separate capacity as a provider of such cash management services provided for in such Bank Products Agreement.

“Base Rate” means, on any day, the U.S. prime rate as published in The Wall Street Journal’s “Money Rates” table for such day.  If multiple prime rates are quoted in such table, then the highest U.S. prime rate quoted therein shall be the prime rate.  In the event that a U.S. prime rate is not published in The Wall Street Journal’s “Money Rates” table for any reason or The Wall Street Journal is not published that day in the United States of America for general distribution, the Agent will choose a substitute U.S. prime rate, for purposes of calculating the interest rate applicable hereunder, which is based on comparable information, until such time as a prime rate is published in The Wall Street Journal’s “Money Rates” table.  Each change in the Base Rate shall become effective without notice to the Borrower on the effective date of each such change.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate.

“Blocked Person” means any Person:  (i) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (vi) a Person or entity who is affiliated or associated with a Person listed above.

“Borrower” has the meaning assigned to that term in the introductory paragraph of this Agreement.

“Borrower’s Accountants” means the independent certified public accountants selected by Parent to audit the consolidated financial statement of Parent and its Subsidiaries.

“Borrowing Period” has the meaning assigned to that term in subsection 2.1(C).

“Borrowing Base” means, as of any date of determination, an amount equal to (a) up to 25% of Eligible Inventory, plus (b) up to 80% of Eligible Accounts, minus (c) such reserves as Agent in its Permitted Discretion may elect to establish.

“Borrowing Base Certificate” means a certificate and schedule duly executed by an officer of Borrower appropriately completed and in substantially the form of Exhibit B.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions located in such state are closed.

“Capital Expenditures” means, with respect to any Person, all expenditures for, or contracts for expenditures with respect to any fixed assets or improvements, or for replacements, substitutions or additions thereto, that, in accordance with GAAP, either would be required to be capitalized on the balance sheet of such Person, or would be classified and accounted for as capital expenditures on a statement of cash flows of such Person.

“Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

“Cash Equivalents” means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; and (c) certificates of deposit or bankers’ acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America, or any state thereof or the District of Columbia, having combined capital and surplus of not less than $100,000,000 and not subject to setoff rights in favor of such bank.

“Certificate of Exemption” has the meaning assigned to that term in subsection 2.9(D).

“Closing Date” means August 28, 2012.

“Collateral” has the meaning assigned to that term in subsection 2.7(A).

“Commitment” or “Commitments” means the commitment or commitments of Lenders to make Loans as set forth in subsections 2.1(A), 2.1(B) and 2.1(C) and to provide Letters of Credit and Lender Letters of Credit as set forth in subsection 2.1(F).

“Compliance Certificate” means a certificate duly executed by the chief executive officer or chief financial officer of each Loan Party appropriately completed and in substantially the form of Exhibit C.

“Control” means “control” as defined in the UCC with respect to a particular item of Collateral.

“Converted Term Loan B Amount” has the meaning assigned to that term in subsection 2.1(C).

“Copyrights” means, collectively, all of the following (a) all copyrights, rights and interests in copyrights, copyright registrations and copyright applications which are owned by Borrower or Guarantor, including those listed in the schedules to any Intellectual Property Security Agreement; (b) all renewals of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including damages or payments for past, present or future infringements of any of the foregoing; and (d) the right to sue for past, present and future infringements of any of the foregoing.

“Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition, act or event were not cured or removed within any applicable grace or cure period.

“Default Rate” has the meaning assigned to that term in subsection 2.2(A).

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid hereunder or under any other Loan Document by such Lender to the Agent or any other Lender which has not been so paid.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, or participations in Lender Letters of Credit or participations in Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder (including by settlement pursuant to subsection 9.8), (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, (c) has been deemed or has a parent company that has been deemed insolvent or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, (d) has notified Borrower, Agent or any Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit or (e) has failed to confirm within three (3) Business Days of a request by Agent that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans or Term Loan B Loans and participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) when it has provided such confirmation).

“EBITDA” means, for any period, without duplication, the total of the following for Parent and its Subsidiaries on a consolidated basis, each calculated for such period:

(a) net income determined in accordance with GAAP; plus,

(b) to the extent included in the calculation of net income, the sum of (i) income taxes paid or accrued; (ii) interest expenses paid or accrued; (iii) non-cash stock compensation; (iv) amortization and depreciation; (v) non-recurring litigation expenses, provided, the aggregate amount under this subsection (v) shall not exceed 10% of EBITDA for any period (excluding such item); (vi) transactions fees and expenses in connection with this Agreement which are set forth on Schedule 1.1 hereof; (vii) Pre-Opening Soft Costs in an aggregate amount not to exceed $37,500 per store; and (viii) other non-cash charges not to exceed $250,000 for the applicable trailing twelve month period, plus or minus

(c) the net change in deferred franchise and development fees.

“Eligible Assignee” shall mean (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000 (or $250,000,000 in the case of an assignment of a Revolving Loan Commitment or Term Loan B Commitment); (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (or $250,000,000 in the case of an assignment of a Revolving Loan Commitment or Term Loan B Commitment), provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (c) any nationally recognized financial institution or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including but not limited to, commercial finance companies, insurance companies, mutual funds and lease financing companies, (d) a Related Fund (as such term is defined in subsection 9.5(D)), and (e) a Person that is primarily engaged in the business of lending that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; provided, however, that no Affiliate of Borrower shall be an Eligible Assignee.

“Eligible Accounts” means, as at any date of determination, the aggregate of all Accounts of Borrower that Agent, in its Permitted Discretion, deems to be eligible for borrowing purposes.  Without limiting the generality of the foregoing, the Agent may determine that the following of Borrower’s Accounts are not Eligible Accounts:

(1)           Accounts which do not consist of accounts receivable and contract receivables, each owed to and owned by Borrower arising or resulting from the sale of goods or the rendering of services by Borrower and invoiced in Borrower’s name.

(2)           Accounts which, at the date of issuance of the respective invoice therefor, were payable more than ninety (90) days after the date of issuance;

(3)           Accounts which remain unpaid for more than ninety (90) days after the original invoice date therefor;

(4)           Accounts which are otherwise eligible with respect to which the Person obligated on such Account is owed a credit by Borrower, but only to the extent of such credit;

(5)           Accounts due from a Person whose principal place of business is located outside the United States of America;

(6)           Accounts due from a Person which Agent has notified Borrower does not have a satisfactory credit standing;

(7)           Accounts with respect to which the Account Debtor or the Person obligated with respect thereto is the United States of America, any state or any municipality, or any department, agency or instrumentality thereof, unless Borrower has, with respect to such Account, complied with the Federal Assignment of Claims Act of 1940 as amended (31 U.S.C. Section 3727 et seq.) or any applicable statute or municipal ordinance of similar purpose and effect;

(8)           Accounts with respect to which the Person obligated is an Affiliate of Borrower or a director, officer, agent, stockholder, member or employee of Borrower or any of its Affiliates;

(9)           Accounts due from a Person if more than twenty-five percent (25%) of the aggregate amount of Accounts of such Person have at the time remained unpaid for more than ninety (90) days after the invoice date;

(10)           Accounts with respect to which there is any unresolved dispute with the respective Account Debtor or the Person obligated on such Account (but only to the extent of such dispute);

(11)           Accounts evidenced by an Instrument or Chattel Paper not in the possession of Agent, for the benefit of itself and Lenders;

(12)           Accounts with respect to which Agent, on behalf of itself and Lenders, does not have a valid, first priority and fully perfected security interest;

(13)           Accounts subject to any Lien except those in favor of Agent, for the benefit of itself and Lenders, other than Permitted Encumbrances of the type set forth in clause (a) of the definition thereof;

(14)           Accounts with respect to which the Account Debtor or the Person obligated on the Account is the subject of any bankruptcy or other insolvency proceeding;

(15)           Accounts due from a Person and its affiliates to the extent that such Accounts exceed in the aggregate an amount equal to twenty percent (20%) of the aggregate of all Eligible Accounts at said date;

(16)           Accounts with respect to which the obligation to pay is pre-billed or for which the underlying goods have not been shipped or which the obligation to pay is conditional or subject to a repurchase obligation or right to return or with respect to which the goods or services giving rise to such Accounts have not been delivered (or performed, as applicable) and accepted by the Account Debtor or the Person obligated on such Account, including progress billings, bill and hold sales, guarantied sales, sale or return transactions, sales on approval or consignments;

(17)           Accounts with respect to which the Account Debtor or the Person obligated on the Account is located in New Jersey, or any other state denying out of state creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless Borrower has either qualified as a foreign entity authorized to transact business in such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year;

(18)           Accounts subject to any offset, deduction, defense dispute or counterclaim (but only to the extent thereof); or

(19)           Accounts with respect to which the Account Debtor or the Person obligated on Account is a creditor of Borrower; provided, however, that any such Account shall only be ineligible as to that portion of such Account which is less than or equal to the amount owed by Borrower to such Person.

“Eligible Inventory” means, as at any date of determination, the value (determined at the lower of weighted average cost or market) of all Inventory owned by Borrower and located in the United States of America, that Agent, in its Permitted Discretion, deems to be eligible for borrowing purposes.  Without limiting the generality of the foregoing, the Agent may determine that the following of Borrower’s Inventory are not Eligible Inventory:

(1)           work-in-process, obsolete, slow moving or unmerchantable Inventory;

(2)           finished goods which do not meet the specifications of the purchase order for such goods;

(3)           Inventory which Agent determines in its Permitted Discretion is unacceptable for borrowing purposes due to age, quality, type, category and/or quantity;

(4)           shipping materials or supplies consumed in Borrower’s business;

(5)           Inventory with respect to which Agent, on behalf of itself and Lenders, does not have a valid, first priority and fully perfected security interest;

(6)           Inventory with respect to which there exists any Lien in favor of any Person other than Agent, on behalf of itself and Lenders, other than Permitted Encumbrances;

(7)           Inventory produced in violation of the Fair Labor Standards Act and subject to the so-called “hot goods” provisions contained in Title 29 U.S.C. 215 (a)(i) or any replacement statute that does not conform to all standards imposed by any Governmental Authority which has regulatory authority over such goods or the use or sale thereof;

(8)           Inventory located at any location other than those locations identified pursuant to subsection 4.5(L) and subsection 4.6;

(9)           Inventory located at a vendor’s location or with a consignee;

(10)           Inventory located with a distributor, warehouseman, bailee, processor or similar third party, unless such Person has executed a waiver of interest reasonably satisfactory to Agent;

(11)           unless otherwise agreed to by Agent, Inventory in any location leased by Borrower for which Agent has not received an agreement, in form and substance reasonably acceptable to Agent, acknowledging Agent’s rights and waiving its own interest in such Inventory from each lessor and sublessor (a “Landlord Waiver”) and each mortgagee of such location or Agent shall have reserved two (2) months rent for any such location;

(12)           Inventory subject to a License Agreement or other agreement that limits, conditions or restricts Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory in any material respect, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement or the Licensor has otherwise consented to the sale and other disposition of the Inventory by Agent; or

(13)           Inventory which is non-insured, perishable inventory.

“Eligible New Store Opening Costs” means for each new store to be opened by Pie Five, the sum of (i) Pre-Opening Soft Costs, plus (ii) all cost relating to the finish-out of such store and equipment needed for such store, net of tenant improvement allowances, in each case incurred by Pie Five in connection with the opening of such new store and evidenced by an invoice(s) or other supporting documentation requested by Agent, in form and substance reasonably acceptable to Agent.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (a) maintained for employees of any Loan Party or (b) with respect to which Loan Party has liability.

“Environmental Claims” means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials.

“Environmental Laws” means any present or future federal, state or local law, rule, regulation or order relating to pollution, disposal of wastes or Hazardous Materials or the protection of human health or safety, plant life or animal life (in each case, from exposure to hazardous materials), natural resources or the environment.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC).

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the IRC with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the IRC) or the failure to make by its due date a required installment under Section 412(m) of the IRC with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the IRC or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan that would result in material liability to any Loan Party; (x) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the IRC) to qualify under Section 401(a) of the IRC, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the IRC; or (xi) the imposition of a Lien pursuant to Section 401(a)(29), 412(n) or 403(k) of the IRC or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Event of Default” has the meaning assigned to that term in subsection 8.1.

“Excess Interest” has the meaning assigned to that term in subsection 2.2(C).

“F&M Bank” has the meaning assigned to that term in the introductory paragraph of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, if as amended, FATCA provides a commercially reasonable mechanism to avoid the tax imposed thereunder by satisfying the information reporting and other requirements of FATCA.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the immediately following Business Day by the Board of Governors of the Federal Reserve System as the Federal Funds Rate or Federal Reserve Statistical Release H.15(519) entitled “Selected Interest Rates” or any successor publication of the Federal Reserve System reporting the Federal Funds Effective Rate or its equivalent or, if such rate is not published for any Business Day, the average of the quotations for the day of the requested Loan received by Agent from three Federal funds brokers of recognized standing selected by Agent.

“Financial Covenants Rider” means Rider B attached to this Agreement and made a part hereof.

“Fiscal Year” means each twelve (12) month period ending on the last Sunday of June in each year.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA for such period minus the sum of (i) all unfinanced Capital Expenditures by Parent and its Subsidiaries made during such period (other than reinvested net proceeds of Asset Dispositions pursuant to subsection 2.4(B)(2)), net of any tenant improvement allowances, (ii) all income taxes actually paid in cash during such period by Parent and its Subsidiaries, and (iii) any Restricted Junior Payments made by Parent pursuant to clauses (b) and (c) of Section 7.5 hereof to (b) Total Debt Payments during such period, in each case for the trailing twelve-month period on a consolidated basis immediately preceding the date of determination thereof, each calculated as of the last day of any fiscal quarter.

“Fixed Rate” means, on any day a rate per annum equal to the U.S. dollar swap rate (semi-annually fixed rate, 30/360 accrual convention) versus the U.S dollar LIBOR offered rate the “4 Year LIBOR Swap Rate” of interest which appears on Bloomberg Page USSWAP4 <index> (or on such other substitute Bloomberg page that displays such rate).  If multiple 4 Year LIBOR Swap Rates are quoted on such page, then the highest 4 Year LIBOR Swap Rates quoted therein shall be the Fixed Rate.  In the event that the 4 Year LIBOR Swap Rate no longer exists on any Bloomberg page for any reason, the Agent will choose a substitute 4 Year LIBOR Swap Rate, for purposes of calculating the interest rate applicable hereunder, which is based on comparable information, until such time as a 4 Year LIBOR Swap Rate is published again by Bloomberg.  Each change in the Fixed Rate shall become effective without notice to the Borrower on the effective date of each such change.

 “Fixed Rate Loans” means at any time that portion of the Loans (excluding Revolving Loans) bearing interest at rates determined by reference to the Fixed Rate (it being understood and agreed that no Revolving Loan shall bear interest at rates determined by reference to the Fixed Rate).

“Foreign Lender” has the meaning assigned to that term in subsection 2.9(C).

“Fronting Fee” shall mean with respect to any Lender Letter of Credit a fee equal to the greater of (a) 0.25% of the face amount of any Lender Letter of Credit to be issued or (b) $100.

“Funding Date” means the date of each funding of a Loan or issuance of a Lender Letter of Credit.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality, governmental or quasi-governmental, domestic or foreign.

“Guarantor” means, individually and collectively, Parent, each direct or indirect Subsidiary of Parent that is not a Borrower and any other Person that presently or hereafter guarantees payment or performance of any or all of the Obligations.

“Guarantor Security Agreement” shall mean any Security Agreement executed by any Guarantor in favor of Agent securing the Guaranty of Guarantor, in form and substance reasonably satisfactory to Agent.

“Guaranty” shall mean any guaranty of the obligations of Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance reasonably satisfactory to Agent.

“Hazardous Material” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls.

“Indebtedness”, as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) obligations in respect of letters of credit or similar instruments; (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates; (h) “earnouts” and similar payment obligations; (i) any advances under any factoring arrangement; and (j) all guarantees by such Person of Indebtedness of others.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.2.

“Indemnitees” has the meaning assigned to that term in subsection 10.2.

“Intellectual Property” means, collectively, all: Copyrights, Patents and Trademarks owned by Borrower or Guarantor.

“Intellectual Property Security Agreement” means any Intellectual Property Security Agreement executed and delivered by each of Borrower and its Subsidiaries to Agent, in form and substance reasonably acceptable to Agent, as the same may be amended and in effect from time to time.

“Interest Rate” has the meaning assigned to that term in subsection 2.2(A).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect Borrower against fluctuations in interest rates.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“IRS” has the meaning assigned to that term in subsection 4.9.

“Issuing Lender” has the meaning assigned to that term in subsection 2.1(G)(2).

“Landlord Waiver”  has the meaning assigned to such term in the definition of Eligible Inventory.

“Lender” or “Lenders” has the meaning assigned to that term in the Recitals section of this Agreement.

“Lender Letter of Credit” has the meaning assigned to that term in subsection 2.1(F).

“Letter of Credit” means each letter of credit issued by Agent for the account of Borrower.

“Letter of Credit Liability” means, all reimbursement and other liabilities of Borrower or any of its Subsidiaries with respect to each Lender Letter of Credit, whether contingent or otherwise, including: (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid or made available by any Lender issuing a Lender Letter of Credit or any bank issuing a Letter of Credit to the extent not reimbursed; and (c) all unpaid interest, fees and expenses related thereto.

“Letter of Credit Reserve” means, at any time, an amount equal to (a) the aggregate amount of Letter of Credit Liability with respect to all Lender Letters of Credit outstanding at such time plus, without duplication, (b) the aggregate amount theretofore paid by Agent or any Lender under Lender Letters of Credit and not debited to the Revolving Loan pursuant to subsection 2.1(F) (2) or otherwise reimbursed by Borrower.

“Letter of Non-Exemption” has the meaning assigned to that term in subsection 2.9(C).

“Liabilities” shall have the meaning given that term in accordance with GAAP and shall include, without limitation, Indebtedness.

“License Agreement” shall mean any agreement between Borrower and a Licensor pursuant to which Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of Borrower or otherwise in connection with Borrower’s business operations.

“Licensor” shall mean any Person from whom Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content reasonably satisfactory to Agent, by which Agent is given the unqualified right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of Borrower’s default under any License Agreement with such Licensor.

“Lien” means any lien (statutory or otherwise), mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Local Deposit Account” has the meaning assigned to that term in Section 7.14

“Loan” or “Loans” means an advance or advances under the Term Loan A Commitment, the Revolving Loan Commitment or Term Loan B Commitment.

“Loan Documents” means this Agreement, the Pledge Agreements, the Mortgages, the Notes (if any), the Guaranty, the Guarantor Security Agreement, the Intellectual Property Security Agreement and all other documents, instruments and agreements executed by or on behalf of any Loan Party in favor of Agent or the Lenders and delivered concurrently herewith or at any time hereafter to or for Agent or any Lender in connection with the Loans, any Lender Letter of Credit and any other transaction contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

“Loan Party” means each of Parent, Borrower, Guarantor and each Subsidiary of Borrower which is or becomes a party to any Loan Document.

“Material Adverse Effect” means a material adverse effect upon (a) the business, operations, properties, assets or condition (financial or otherwise) of the Loan Parties, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or of Agent or any Lender to enforce or collect any of the Obligations, (c) the enforceability or priority of the Agent’s Liens with respect to the Collateral, or (d) any of the rights and remedies of the Agent under the Loan Documents.

“Maximum Rate” has the meaning assigned to that term in subsection 2.2(C).

“Maximum Revolving Loan Amount” means, as of any date of determination, the lesser of (a) the aggregate of the Revolving Loan Commitments of all Lenders less the sum of the Letter of Credit Reserve and (b) the Borrowing Base.

“Mortgage” means each of the mortgages, deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Loan Party to Agent, on behalf of Agent and Lenders, with respect to Mortgaged Property or Additional Mortgaged Property, all in form and substance reasonably satisfactory to Agent.

“Mortgage Policies” has the meaning assigned to that term in subsection 5.4(A).

“Mortgaged Property” means the real property owned by Borrower as described on Schedule 5.4

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Note” or “Notes” means the Revolving Notes, the Term Loan A Note and the Term Loan B Note (in each case, if any).

“Notice of Borrowing” means a notice duly executed by an authorized representative of Borrower appropriately completed and substantially in the form of Exhibit E.

“Obligations” means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Agent or to any Lender under the Loan Documents, the Interest Rate Agreements and/or the Bank Products Agreements (whether incurred before or after the Termination Date) including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable including, without limitation, all interest, fees, cost and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law (regardless of whether allowed or allowable in whole or in part as a claim therein).

“OECD” has the meaning provided in the definition of “Eligible Assignee.”

“Organizational Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“Over Formula Advance” has the meaning assigned to such term in subsection 2.4(B)(1).

“Parent” has the meaning assigned to that term in the Recitals section of this Agreement.

“Patents” means collectively all of the following:(a) all patents and patent applications including, without limitation, those listed on any schedule to any Intellectual Property Security Agreement and the inventions and improvements described and claimed therein, and patentable inventions; (b) the reissues, divisionals, continuations, renewals, extensions and continuations-in-part of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages and payments for past, present and future infringements of any of the foregoing; and (d) the right to sue for past, present and future infringements of any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan (other than a Multiemployer Plan, which is subject to Section 4.12 of the IRC or Section 302 of ERISA).

“Permitted Discretion” shall mean, with respect to any Person, a determination or judgment made by such Person in the exercise of reasonable (in the business of secured asset- based lending) credit or business judgment and in good faith.

“Permitted Encumbrances” means the following types of Liens: (a) Liens (other than Liens relating to Environmental Claims or ERISA) for taxes, assessments or other governmental charges not yet due and payable or which are being contested by appropriate proceedings (and for which adequate reserves have been established under GAAP); (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being contested by appropriate proceedings (and for which adequate reserves have been established under GAAP); (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party; (e) Liens for purchase money obligations incurred within 90 days of the purchase of the Equipment covered by such Lien, provided that (i) the Indebtedness secured by any such Lien is permitted under subsection 7.1, and (ii) such Lien encumbers only the asset so purchased; (f) Liens in favor of the Agent under the Loan Documents securing indebtedness, liabilities and other obligations of Borrower and its Subsidiaries under Interest Rate Agreements and Bank Products Agreements; (g) Liens in favor of Agent, on behalf of itself and Lenders; and (h) Liens set forth on Schedule 7.3(B).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“PIBC Holding Company” means PIBC Holding, Inc., a Texas corporation.

“Pledge Agreements” shall mean collectively (i) the Pledge Agreement entered into by Parent, PIBC Holding Company and Pie Five with respect to the Equity Interests of their Subsidiaries and (ii) any other pledge agreement executed in favor of Agent after the Closing Date, in each case, in form and substance satisfactory to Agent in its sole discretion.

“Primary Deposit Account” has the meaning assigned to that term in Section 4.22.

“Pro Rata Share” means (a) with respect to matters relating to a particular Commitment of a Lender, the percentage obtained by dividing (i) such Commitment of that Lender by (ii) all such Commitments of all Lenders and (b) with respect to all other matters, the percentage obtained by dividing (i) the Total Loan Commitment of a Lender by (ii) the Total Loan Commitments of all Lenders, in either (a) or (b), as such percentage may be adjusted by assignments permitted pursuant to subsection 9.5; provided, however, if any Commitment is terminated pursuant to the terms hereof, then “Pro Rata Share” means the percentage obtained by dividing (x) the aggregate amount of such Lender’s outstanding Loans related to such Commitment by (y) the aggregate amount of all outstanding Loans related to such Commitment.

“Pre-Opening Soft Costs” means non-capitalized marketing, rent and training expenses incurred prior to or in conjunction with the opening of any new Pie Five store.

“Projections” means Borrower’s forecasted consolidated and consolidating:  (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, (d) capitalization statements and (e) Revolving Loan availability and Term Loan B availability, consistent with Borrower’s historical financial statements and based upon good faith estimates and assumptions by Borrower believed to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

“Protective Advance” has the meaning assigned to that term in subsection 9.9.

“Register” has the meaning assigned to that term in subsection 9.5(E).

“Related Fund” has the meaning assigned to that term in subsection 9.5 (D).

“Replacement Lender” has the meaning assigned to that term in subsection 2.11(A).

“Reporting Rider” means Rider A attached to this Agreement and made a part hereof.

“Requisite Lenders” means Lenders (other than a Defaulting Lender), holding or being responsible for 51% or more of the sum of the (a) outstanding Loans, (b) Letter of Credit Reserve and (c) unutilized Commitments of all Lenders which are not Defaulting Lenders.

“Restricted Junior Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Parent, Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely with shares of the class of stock on which such dividend is declared; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Parent, Borrower or any of its Subsidiaries now or hereafter outstanding, or the issuance of a notice of an intention to do any of the foregoing; (c) any payments made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Parent, Borrower or any of its Subsidiaries now or hereafter outstanding; and (d) any payment by Parent, Borrower or any of its Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise (but excluding compensation paid to executives and board of director fees, in each case paid in the ordinary course of business and consistent with past practices, and any consulting fees paid to the current interim CEO).

“Revolving Advance” means each advance made by Lender(s) under the Revolving Loan Commitment pursuant to subsection 2.1(A).

“Revolving Loan” means the outstanding balance of all Revolving Advances and any amounts added to the principal balance of the Revolving Loan pursuant to this Agreement.

“Revolving Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make Revolving Advances pursuant to subsection 2.1(A) and to purchase participations in Lender Letters of Credit pursuant to subsection 2.1(F)  in the aggregate amount set forth on the signature page of this Agreement opposite such Lender’s signature or in the most recent Assignment and Acceptance Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Advances and to purchase participations in Lender Letters of Credit.

“Revolving Note” means each promissory note of Borrower in substantially the form of Exhibit F, issued to evidence the Revolving Loan Commitments (if any).

“Revolving Loan Maturity Date” means August 28, 2014.

“Scheduled Installment” has the meaning assigned to that term in subsection 2.1(B).

“Senior Funded Debt” means, at any time, the aggregate outstanding principal balance of the Loans.

“Senior Funded Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) Senior Funded Debt to (b) EBITDA for the trailing twelve-month period ended as of such date.

“Sponsor” means, collectively, Mark E. Schwarz, Newcastle Partners, L.P., and Hallmark Financial Services, Inc., together with any other Person controlling, controlled by or under common control with any of them and any other Person acting in concert with them with respect to the Equity Interests of Parent.

“SPV” has the meaning assigned to that term in subsection 9.5(A).

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

“Tax Liabilities” has the meaning assigned to that term in subsection 2.9(A).

“Term Loan A” means the advance made pursuant to subsection 2.1(B).

“Term Loan A Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loan A in the maximum aggregate amount set forth on the signature page of this Agreement opposite such Lender’s signature or in the most recent Assignment and Acceptance Agreements, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan A.

“Term Loan A Maturity Date” means August 28, 2016.

“Term Loan A Note” means each promissory note of Borrower in substantially the form of Exhibit G, issued to evidence the Term Loan A Commitment (if any).

“Term Loan B” means the advance made pursuant to subsection 2.1(C).

“Term Loan B Advance” means each advance made by Lender(s) under the Term Loan B Commitment pursuant to subsection 2.1(C).

“Term Loan B Commitment” means (a) as to any Lender, the commitment of such Lender to make Term Loan B Advances pursuant to subsection 2.1(C), in the aggregate amount set forth on the signature page of this Agreement opposite such Lender’s signature or in the most recent Assignment and Acceptance Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Term Loan B Advances.

“Term Loan B Draw Period” has the meaning assigned to that term in subsection 2.1(C).

“Term Loan B Maturity Date” means August 28, 2018.

“Term Loan B Note” means each promissory note of the Borrower in substantially the form of Exhibit H, issued to evidence the Term Loan B Commitments (if any).

“Termination Date” has the meaning assigned to that term in subsection 2.5.

“Total Debt Payments” means and includes all cash actually expended by Parent and its Subsidiaries to make (a) interest payments on any Advances hereunder, plus (b) scheduled principal payments on the Term Loan A and the Term Loan B, plus (c) payments on any Capital Lease, plus (d) interest and principal payments to any Person other than a Loan Party with respect to any other Indebtedness for borrowed money.

“Total Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) Total Funded Debt to (b) EBITDA for the trailing twelve-month period ended as of such date.

“Total Funded Debt” means all Indebtedness of Parent and its Subsidiaries which should be classified as “funded indebtedness” on a consolidated balance sheet in accordance with GAAP.

“Total Loan Commitment” means as to any Lender the aggregate commitments of such Lender with respect to its Revolving Loan Commitment, Term Loan A Commitment and Term Loan B Commitment.

“Trademarks” means collectively any of the following items which are owned by Borrower or Guarantor: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all registrations and recordings thereof, and all applications in connection therewith including, without limitation, those listed on any schedule to any Intellectual Property Security Agreement; (b) all renewals thereof; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing including damages and payments for past, present and future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; (e) all rights corresponding to any of the foregoing throughout the world; and (f) all goodwill associated with and symbolized by any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas; provided, however, to the extent the law of any other state or other jurisdiction applies to the attachment, perfection, priority or enforcement of any Lien granted to Agent in any of the Collateral, “UCC” means the Uniform Commercial Code as in effect in such other state or jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, priority or enforcement of a Lien in such Collateral.  To the extent this Agreement defines the term “Collateral” by reference to terms used in the UCC, each of such terms shall have the broadest meaning given to such terms under the UCC as in effect in any state or other jurisdiction.

“Unused Commitment” means the total of (a) the Revolving Loan Commitment, plus (b) the Term Loan B Commitment, minus (c) the average daily balance of the Revolving Loan during the period of calculation, minus (d) without duplication of (c) above, the average daily amount of the Letter of Credit Reserve during the period of calculation, minus (e) the average daily balance of the Term Loan B during the period of calculation.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2 UCC Defined Terms.  The following terms used in this Agreement shall have the respective meanings provided for in the UCC: “Accounts”, “Account Debtor”, “Buyer in Ordinary Course of Business”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Farm Products”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit”, “Letter-of-Credit Rights”, “Licensee in Ordinary Course of Business”, “Payment Intangibles”, “Proceeds”, “Record”, “Software”, “Supporting Obligations” and “Tangible Chattel Paper”.

1.3 Accounting Terms.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Financial statements and other information furnished to Agent or any Lender pursuant to subsection 5.1 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis.  In the event any “Accounting Changes” (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Borrower and Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrower and Requisite Lenders, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). “Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Borrower; and (b) changes in accounting principles recommended by Borrower’s Accountants. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.

1.4 Other Definitional Provisions.  References to “Sections”, “subsections”, “Riders”, “Exhibits”, “Schedules” and “Addenda” shall be to Sections, subsections, Riders, Exhibits,  Schedules and Addenda, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in subsection 1.1 or otherwise in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

SECTION 2 LOANS AND COLLATERAL

2.1 Loans.

(A) Revolving Loan.  Each Lender, severally, agrees to lend to Borrower from time to time its Pro Rata Share of each advance under the Revolving Loan Commitment.  The aggregate amount of the Revolving Loan Commitment shall not exceed at any time $2,000,000.  Amounts borrowed under this subsection 2.1(A) may be repaid and reborrowed at any time prior to the earlier of (1) the termination of the Revolving Loan Commitment pursuant to subsection 8.2 or (2) Revolving Loan Maturity Date.  Except as otherwise provided herein, no Lender shall have any obligation to make a Revolving Advance to the extent such Revolving Advance would cause the Revolving Loan (after giving effect to any immediate application of the proceeds thereof) to exceed the Maximum Revolving Loan Amount.

(B) Term Loan A.  Each Lender, severally, agrees to lend to Borrower, on the Closing Date, its Pro Rata Share of the Term Loan A Commitment which is in the aggregate amount of $2,000,000.  The Term Loan A shall be funded in one drawing.  Amounts borrowed under this subsection 2.1(B) and repaid may not be reborrowed.  Borrower shall make principal payments in the amount of the applicable Scheduled Installment of the Term Loan A (or such lesser principal amount as shall then be outstanding) on the dates set forth below.  “Scheduled Installment” of the Term Loan means an amount equal to $41,666.67 commencing October 1, 2012 and the first day of each month thereafter.

(C) Term Loan B.  Each Lender, severally, agrees to lend to Borrower from time to time its Pro Rata Share of each advance under the Term Loan B Commitment which Term Loan B shall be used by Borrower for Eligible New Store Opening Costs; provided, however, in no event shall any Term Loan B Advance (i) exceed 80% of the Eligible New Store Opening Costs or (ii) be made by the Agent unless (a) Agent has received a budget outlining all cost for each new Pie Five store to be opened, in form and substance satisfactory to Agent in its Permitted Discretion and (b) subject to the following sentence, Borrower has used commercially reasonable efforts to obtain a Landlord Waiver for the new Pie Five store to be opened.  If Borrower has been unable to obtain such Landlord Waiver despite its commercially reasonable efforts, then Agent may either waive such requirement or implement a reserve against the Borrowing Base equal to two month’s rent on such location; provided, however, that if a Landlord Waiver has not been either obtained or waived with respect to at least 50% of all new Pie Five stores for which a Term Loan B Advance has been made, Agent may elect, in its sole discretion, not to make such Term Loan B Advance.  The aggregate amount of the Term Loan B Commitment shall not exceed at any time $6,000,000.  Amounts borrowed during a Borrowing Period (defined below) under this subsection 2.1(C) and repaid during such Borrowing Period may not be reborrowed.  Amounts borrowed under this subsection 2.1(C) may be borrowed at any time prior to the earlier of (1) the termination of the Term Loan B Commitment pursuant to subsection 8.2 or (2) August 28, 2014 (“Term Loan B Draw Period”).  Term Loan B Loans shall be accumulated during each twelve (12) month period during the Term Loan B Draw Period ending August 28, 2013 and August 28, 2014 (each a “Borrowing Period”).  During each Borrowing Period, only interest will be due and payable on the Term Loan B Advances during such Borrowing Period.  Thereafter, at the end of each Borrowing Period, the sum of all Term Loan B Advances made during the applicable Borrowing Period and outstanding as of the last day of the applicable Borrowing Period (the “Converted Term Loan B Amount”) shall amortize on the basis of a forty-eight (48) month schedule (such amount as determined with respect to any Borrowing Period, the “Amortization Amount”).  The amount of such monthly principal payments shall be increased upon the completion of each subsequent Borrowing Period by the Amortization Amount for each subsequent Borrowing Period.  The Term Loan B Loans shall be, with respect to principal, payable in equal monthly installments based upon the amortization schedule set forth above, commencing on October 1, 2013 and on the first day of each month thereafter with the balance payable on the Term Loan B Maturity Date, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement.

(D) Borrowing Mechanics.  (1) Base Rate Loans made on any Funding Date shall be in an aggregate minimum amount of $50,000 and integral multiples of $50,000 in excess of such amount.  (2) On any day when Borrower desires a Revolving Advance or Term Loan B Advance under this subsection 2.1, Borrower shall give Agent written or telephonic notice of the proposed borrowing by 11:00 a.m. Dallas, Texas time on the Funding Date and shall specify the proposed Funding Date (which shall be a Business Day).  Each Revolving Advance or Term Loan B Advance shall initially be a Base Rate Loan.  (3) Revolving Advances can not be Fixed Rate Loans at any time.  The Borrower may make a one-time election on the Closing Date for the Term Loan A to be a Base Rate Loan or a Fixed Rate Loan (any such election shall be irrevocable through the term of this Agreement).  At the end of each Borrowing Period, Borrower make a one time election to convert the applicable Converted Term Loan B Amount to a Fixed Rate Loan (any such election shall be irrevocable through the term of this Agreement).  If such election is not made by Borrower with respect to the Converted Term Loan B Amount at least three (3) Business Days prior to the end of the Borrowing Period, such Converted Term Loan B Amount shall continue to be a Base Rate Loan.  (4) Any such telephonic notice shall be confirmed with a Notice of Borrowing on the same day as such request.  Neither Agent nor Lender shall incur any liability to Borrower for acting upon any telephonic notice or a Notice of Borrowing which Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1(D).  (5) Neither Agent nor Lender will be required to make any advance pursuant to any telephonic or written notice or a Notice of Borrowing, unless all of the terms and conditions set forth in Section 3 have been satisfied and Agent has also received the most recent Borrowing Base Certificate and all other documents required under Section 5 and the Reporting Rider by 11:00 a.m. Dallas, Texas time on the date of such funding request.  Each Revolving Advance and Term Loan B Advance shall be deposited by wire transfer in immediately available funds in such account as Borrower may from time to time designate to Agent in writing.  (6) The becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, Lender Letter of Credit reimbursement obligation, accrued interest, fees, compensation or any other amounts shall be deemed irrevocably to be an automatic request by Borrower for a Revolving Advance on the due date of, and in the amount required to pay (as set forth on Agent’s books and records), such principal, Lender Letter of Credit reimbursement, accrued interest, fees, compensation or any other amounts.

(E) Notes.  If so requested by any Lender by written notice to Borrower (with a copy to Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 9.5) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan A, Revolving Loan or Term Loan B, as the case may be.

(F) Letters of Credit.  The Revolving Loan Commitments may, in addition to Revolving Advances, be utilized, upon the request of Borrower, for the issuance of letters of credit by Agent; or with Agent’s consent any Lender, (a “Lender Letter of Credit”).  Each Lender shall be deemed to have purchased a participation in each Lender Letter of Credit issued on behalf of Borrower in an amount equal to its Pro Rata Share thereof.  In no event shall any Lender Letter of Credit be issued to the extent that the issuance of such Lender Letter of Credit would cause the sum of the Letter of Credit Reserve (after giving effect to such issuance), plus the Revolving Loan to exceed the lesser of (1) the Borrowing Base and (2) the Revolving Loan Commitments.

(1) Maximum Amount.  The aggregate amount of Letter of Credit Liability with respect to all Lender Letters of Credit outstanding at any time shall not exceed $500,000.

(2) Reimbursement.  Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Agent or the issuer for any amounts paid with respect to a Lender Letter of Credit including all fees, costs and expenses related thereto.  Borrower hereby authorizes and directs Agent, at Agent’s option, to debit Borrower’s account (by increasing the Revolving Loan) in the amount of any payment made with respect to any Lender Letter of Credit.  In the event that Agent elects not to debit Borrower’s account and Borrower fails to reimburse Agent in full on the date of any payment under a Lender Letter of Credit, Agent shall promptly notify each Lender of the unreimbursed amount of such payment together with accrued interest thereon and each Lender, on the next Business Day, shall deliver to Agent an amount equal to its respective participation in same day funds.  The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  In the event any Lender fails to make available to Agent the amount of such Lender’s participation in such Lender Letter of Credit, Agent shall be entitled to recover such amount on demand from such Lender together with interest on such amount calculated at the Federal Funds Effective Rate.

(3) Request for Letters of Credit.  Borrower shall give Agent at least five (5) Business Days prior notice specifying the date a Lender Letter of Credit is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby.  The notice shall be accompanied by the form of the Letter of Credit being requested.  Any Letter of Credit which Borrower requests must be in such form, be for such amount, contain such terms and support such transactions as are reasonably satisfactory to Agent.  The expiration date of each Lender Letter of Credit shall be on a date which is at least thirty (30) days prior to the Revolving Loan Maturity Date, unless otherwise agreed to by Agent.

(G) Other Letter of Credit Provisions.

(1) Obligations Absolute.  The obligation of Borrower to reimburse Agent or any Lender for payments made under, and other amounts payable in connection with, any Lender Letter of Credit shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement including, without limitation, the following circumstances:

(a) any lack of validity or enforceability of any Lender Letter of Credit, or any other agreement;

(b) the existence of any claim, set-off, defense or other right which Borrower, any of its Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary or transferee of any Lender Letter of Credit (or any Persons for whom any such transferee may be acting), Agent, any Lender, any bank issuing a Letter of Credit, or any other Person, whether in connection with this Agreement, any other Loan Document, or any other related or unrelated agreements or transactions;

(c) any draft, demand, certificate or any other document presented under any Lender Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided that, in the case of any payment by Agent or a Lender under any Lender Letter of Credit, Agent or such Lender has not acted with gross negligence or willful misconduct (as determined by a final non-appealable order by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment under such Lender Letter of Credit;

(d) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Loan Parties or any of their Subsidiaries;

(e) any breach of this Agreement or any other Loan Document by any party thereto;

(f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

(g) the fact that a Default or an Event of Default shall have occurred and be continuing; or

(h) payment under any Lender Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Lender Letter of Credit; provided that, in the case of any payment by Agent or a Lender under any Lender Letter of Credit, Agent or such Lender has not acted with gross negligence or willful misconduct (as determined by a final non-appealable order by a court of competent jurisdiction) in determining that the demand for payment under such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment under such Lender Letter of Credit.

(2) Nature of Lender’s Duties.  As between any Lender that issues a Lender Letter of Credit (an “Issuing Lender”), on the one hand, and all Lenders on the other hand, all Lenders assume all risks of the acts and omissions of, or misuse of any Lender Letter of Credit by the beneficiary thereof.  In furtherance and not in limitation of the foregoing, neither Agent nor any Issuing Lender shall be responsible:  (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document by any party in connection with the application for and issuance of any Lender Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Lender Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of any Lender Letter of Credit to comply fully with conditions required in order to demand payment thereunder; provided that, in the case of any payment under any such Lender Letter of Credit, any Issuing Lender has not acted with gross negligence or willful misconduct (as determined by a final non-appealable order by a court of competent jurisdiction) in determining that the demand for payment under any such Lender Letter of Credit complies on its face with any applicable requirements for a demand for payment thereunder; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any such Lender Letter of Credit; (g) for the credit of the proceeds of any drawing under any such Lender Letter of Credit; and (h) for any consequences arising from causes beyond the control of Agent or any Lender as the case may be.

(3) Liability.  In furtherance and extension of and not in limitation of, the specific provisions herein above set forth, any action taken or omitted by Agent or any Lender under or in connection with any Lender Letter of Credit, if taken or omitted in good faith, shall not put Agent or any Lender under any resulting liability to Borrower or any other Lender.

(H) Availability of Lender’s Pro Rata Share.

(1) Lender’s Amounts Available on a Funding Date.  Unless Agent receives written notice from a Lender on or prior to any Funding Date that such Lender will not make available to Agent as and when required such Lender’s Pro Rata Share of the Term Loan A or any requested Revolving Advance or Term Loan B Advance, Agent may assume that each Lender will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.

(2) Lender’s Failure to Fund.  A Defaulting Lender shall pay interest to Agent at the Federal Funds Effective Rate on the Defaulted Amount from the Business Day following the applicable Funding Date of such Defaulted Amount until the date such Defaulted Amount is paid to Agent.  A notice of Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest or demonstrable error. If such amount is not paid when due to Agent, Agent, at its option, may notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay the unpaid amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loan made by the other Lenders on such Funding Date.  The failure of any Lender to make available any portion of its Commitment on any Funding Date or to fund its participation in a Lender Letter of Credit shall not relieve any other Lender of any obligation hereunder to fund such Lender’s Commitment on such Funding Date or to fund any such participation, but no Lender shall be responsible for the failure of any other Lender to honor its Commitment on any Funding Date or to fund any participation to be funded by any other Lender.

(3) Payments to a Defaulting Lender.  Any payment of principal, interest, fees or other amounts received by Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to subsection 8.3 or otherwise) or received by Agent from a Defaulting Lender pursuant to subsection 9.6 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to other Lenders; third, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fourth, if so determined by the Agent and Borrower, to be held in a Deposit Account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement fifth, to deposit with Agent for the benefit of any Issuing Lender cash collateral in an amount equal to such Defaulting Lender’s Pro Rata Share of the aggregate amount of Letter of Credit Liability with respect to Lender Letters of Credit issued by such Issuing Lender; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; eighth, if so determined by the Agent and Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) to cash collateralize for the benefit of any Issuing Lender, such Defaulting Lender’s Pro Rata Share of future Letter of Credit Liability with respect to future Lender Letters of Credit issued by such Issuing Lender  and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or a payment under any Lender Letters of Credit in respect of which such Defaulting Lender has not fully funded its Pro Rata Share, and (y) such Loans were made or related Lender Letters of Credit were issued at a time when the conditions set forth in subsection 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-defaulting Lenders based on their respective Pro Rata Share prior to being applied to the payment of any Loans of, or Lender Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Lender Letters of Credit are held by the Lenders pro rata in accordance with the Term Loan A Commitments, Term Loan B Commitments and/or Revolving Loan Commitments, as applicable.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(4) Defaulting Lender’s Right to Vote.  No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, consent or any other action the Lenders or the Requisite Lenders have taken or may take hereunder (including any consent to any amendment or waiver pursuant to subsection 9.4), provided that any waiver, amendment, consent or modification requiring the consent of all Lenders or each directly affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(5) Defaulting Lender Cure.  If Borrower and Agent agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Lender Letters of Credit to be held pro rata by the Lenders in accordance with the Term Loan A Commitments, Term Loan B Commitments and/or Revolving Loan Commitments, as applicable, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.2  Interest.

(A) Rate of Interest.  The Loans and all other Obligations shall bear interest from the date such Loans are made or such other Obligations become due to the date paid at a rate per annum equal to (1) in the case of Base Rate Loans and Obligations for which no interest rate basis is specified, the Base Rate plus the Applicable Margin and (2) in the case of Fixed Rate Loans, Fixed Rate plus the Applicable Margin (collectively the “Interest Rate”).  Any designation by Borrower of a Base Rate Loan or a Fixed Rate Loan may not change, except with respect to the Converted Term Loan B Amount at the end of each Borrowing Period which may, at the one-time election of Borrower, be converted to a Fixed Rate Loan at the end of the applicable Borrowing Period in accordance with Section 2.1(D).

Upon the occurrence and during the continuance of an Event of Default (1) the Loans and all other Obligations shall, at the election of Agent or Requisite Lenders, bear interest at a rate per annum equal to two percent (2%) plus the applicable Interest Rate (the “Default Rate”) (provided the Loans and all other Obligations shall immediately bear interest at the Default Rate upon the occurrence of any Event of Default described in subsections 8.1(G) or (H)) and (2) no Loans may be converted to Fixed Rate Loans.

(B) Computation and Payment of Interest.  Interest on the Loans and all other Obligations shall be computed on the daily principal balance on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.  In computing interest on any  Advance, interest shall accrue on the date of funding of such Advance, it being understood that, if a Loan is repaid on the same day an Advance is made, one (1) day’s interest shall be paid on that Advance.  Interest on Base Rate Loans and Fixed Rate Loans and all other Obligations shall be payable to Agent for the benefit of Lenders monthly in arrears on the first day of each month, on the date of any prepayment of Loans, and at maturity, whether by acceleration or otherwise.

(C) Interest Laws.  Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrower shall not be required to pay, and neither Agent nor any Lender shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law (“Excess Interest”).  If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event:  (1) the provisions of this subsection shall govern and control; (2) neither Borrower nor any other Loan Party shall be obligated to pay any Excess Interest; (3) any Excess Interest that Agent or any Lender may have received hereunder shall be, at such Lender’s option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) neither Borrower nor any Loan Party shall have any action against Agent or any Lender for any damages arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until each Lender shall have received the amount of interest which such Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

2.3  Fees.

(A) Unused Line Fee.  Borrower shall pay to Agent, for the benefit of Lenders, an unused line fee in an amount equal to the Unused Commitment, multiplied by 0.50% per annum.  Such fee shall be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed and be payable quarterly in arrears on the first day of each quarter following the Closing Date.

(B) Other Fees and Expenses.  Borrower shall pay to Agent, for its own account, all charges for returned items and all other bank charges incurred by Agent, as well as Agent’s standard wire transfer charges for each wire transfer made under this Agreement.

(C) Commitment Fee.  Borrower shall pay to Agent, for the benefit of the Lenders, a commitment fee in an amount equal to 0.50% of the Term Loan A Commitment, the Revolving Loan Commitment and the Term Loan B Commitment (i.e., $50,000) on the Closing Date, which commitment fee shall be deemed fully earned and non-refundable on such date.

(D) Letter of Credit Fees.  Borrower shall pay to Agent a fee with respect to the Lender Letters of Credit (1) for the benefit of all Lenders with a Revolving Loan Commitment (based on their respective Pro Rata Share) in the greater of (a) amount of the average daily amount of Letter of Credit Liability outstanding during such month multiplied by the corresponding Applicable Margin for Base Rate Loans as in effect on the date on which the fee is payable or (b) $125 per quarter, and (2) for the account of Agent or such Issuing Lender issuing such Lender Letter of Credit, a Fronting Fee, together with such issuer’s standard documentary and processing charges in connection with the issuance, amendment, cancellation, negotiation, drawing under or transfer of the Lender Letter of Credit.  Such fees will be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed and will be payable quarterly in arrears on the first day of each quarter. Borrower shall also reimburse Agent for any and all fees and expenses, if any, paid by Agent or any other Lender to the Issuing Lender.

2.4  Payments and Prepayments.

(A) Manner and Time of Payment.  The Borrower authorizes the Agent to make Revolving Advances for all principal, Lender Letter of Credit reimbursement obligations, interest, fees, compensation and any other amounts due hereunder or under any of the other Loan Documents on their applicable due dates pursuant to subsection 2.1(C), and the proceeds of each such Revolving Advance shall be applied as a direct payment of the relevant Obligation.  To the extent such amounts exceed the Maximum Revolving Loan Amount, or if Agent elects to bill Borrower for any amount due hereunder or under any of the other Loan Documents, such amount shall be immediately due and payable with interest thereon accruing from the applicable due date specified in such bill.  All payments made by Borrower with respect to the Obligations shall be made without deduction, defense, setoff or counterclaim.  All payments to Agent hereunder shall, unless otherwise directed by Agent, be made to Agent's Account.  All payments remitted to Agent's Account shall be credited to the Obligations on the same Business Day as such payments are received by Agent in immediately available funds; provided, however, payments  received by Agent after 2:00 p.m. (Dallas, Texas time) shall be deemed received on the next Business Day.  Borrower shall notify Agent by Noon (Dallas, Texas time) if it intends to make any voluntary payment or repayment of the Obligations to the Agent’s Account.

(B) Mandatory Prepayments.

(1) Over Formula Advance.  At any time that the Revolving Loan exceeds the Maximum Revolving Loan Amount (an “Over Formula Advance”), Borrower shall, immediately repay the Revolving Loan to the extent necessary to eliminate the Over Formula Advance.

(2) Prepayments from Proceeds of Asset Dispositions.  Immediately upon receipt by Borrower or any of its Subsidiaries of net cash proceeds (excluding any bona fide costs incurred by Borrower to a non-Affiliate incurred in such sale and taxes payable by Borrower as a result of such sale) of (a) any Asset Disposition (in one or a series of related transactions), which net proceeds exceed $50,000, or (b) all Asset Dispositions in any Fiscal Year in excess of $100,000 in the aggregate, in each case, Borrower shall prepay the Obligations in an amount equal to such proceeds (it being understood that if the net cash proceeds exceed the applicable ceiling amount, the entire net cash proceeds and not just the portion above the ceiling amount shall be subject to this subsection 2.4(B)(2)).  All such prepayments shall be applied to the Loans in accordance with subsection 2.4(D); provided, however, if Borrower reasonably expects the proceeds of any Asset Disposition to be reinvested within twelve (12) months to repair or replace such assets with like assets, Borrower shall deliver the proceeds to Agent to be applied to the Revolving Loan, to the extent of any principal balance thereof, and Agent shall establish a reserve against available funds for borrowing purposes under the Revolving Loan for such amount, until such time as such proceeds have been re-borrowed or applied to other Obligations as set forth herein.  If Borrower so elects to deliver such proceeds to Agent, Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, reborrow such proceeds only for such repair or replacement.  If Borrower fails to reinvest such proceeds within twelve (12) months or an Event of Default has occurred, Borrower shall remit the proceeds to Agent and the Lenders to repay the Loans or hereby authorizes Agent and Lenders to make a Revolving Advance in the amount of the remaining reserve to repay the Loans, in each case, in the manner set forth in subsection 2.4(D).

(3) [Reserved].

(4) [Reserved.]

(C) Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

(D) Application of Prepayment Proceeds.  With respect to the prepayments described in subsections 2.4(B)(2), such prepayments shall be applied first, to the payment of outstanding principal in respect of the Term Loan A, in inverse order of maturity until all Obligations in respect of the Term Loan A have been repaid in full, second, to the payment of the outstanding principal balance of the Term Loan B Loans in inverse order of maturity until all Obligations in respect of the Term Loan B Loans have been repaid in full, and third, to the Revolving Loan (without permanent reduction in the commitments therefor) until the outstanding balance thereof has been repaid in full. Any notice of prepayment in full of the Term Loan A and the termination of the Revolving Loan Commitment and Term Loan B Commitment may be conditional upon the closing of any transaction and shall be revocable.

(E) Voluntary Prepayments and Repayments.  Borrower may, at any time upon not less than three (3) Business Days prior notice to Agent, prepay the Term Loan A or any Term Loan B in an aggregate minimum amount of $100,000 and integral multiples of $50,000, to be applied as directed by the Borrower, or terminate the Revolving Loan Commitment and the Term Loan B Commitment; provided, however, the Revolving Loan Commitment and the Term Loan B Commitment may not be terminated by Borrower until all Obligations are paid in full.  Any prepayment of the Obligations permitted in this subsection 2.4(E) shall be subject to the payment of all fees set forth in subsection 2.3 and any prepayment of a Fixed Rate Loan shall be subject to a prepayment penalty in an amount equal to (x) 103% of the prepaid principal amount of such Obligations if the prepayment date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (y) 102% of the prepaid principal amount of such Obligations if the prepayment date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date, and (z) 101% of the prepaid principal amount of such Obligations if the prepayment date occurs on or after the second anniversary of the Closing Date to and including the date immediately preceding the third anniversary of the Closing Date.

2.5 Term of this Agreement.  This Agreement shall be effective until the earlier of (a) August 28, 2018 and (b) the acceleration of all Obligations pursuant to subsection 8.3 (the “Termination Date”) provided that the Borrower may terminate this Agreement upon the repayment in full, in cash, of all Obligations (other than contingent indemnity obligations that are not yet due and payable) and termination of all Commitments hereunder.  The Revolving Loan Commitment shall terminate

(unless earlier terminated pursuant to the terms hereunder) on the Revolving Loan Maturity Date and all Revolving Loans and all Obligations related thereto (unless otherwise required to be repaid on an earlier date as set forth herein) shall immediately become due and payable without notice or demand.  The Term Loan A Commitments shall terminate on the Closing Date and all Obligations related thereto shall become immediately due and payable without notice or demand on the Term Loan A Maturity Date (unless otherwise required to be repaid on an earlier date as set forth herein).  The Term Loan B Commitment shall terminate (unless earlier terminated pursuant to the terms hereunder) on August 28, 2014 and all Term Loan B and all Obligations related thereto shall be immediately due and payable on the Term Loan B Maturity Date (unless otherwise required to be repaid on an earlier date as set forth herein).  Notwithstanding any termination, until all Obligations have been fully paid and satisfied, Agent, on behalf of itself and Lenders, shall be entitled to retain security interests in and liens upon all Collateral, and even after payment of all Obligations hereunder, Borrower’s obligation to indemnify Agent and each Lender in accordance with the terms hereof shall continue.

2.6 Statements.  Agent shall render a monthly statement of account to Borrower within thirty (30) days after the end of each month.  Such statement of account shall constitute an account stated unless Borrower makes written objection thereto within thirty (90) days from the date such statement is mailed to Borrower.  Agent shall record in its books and records, including computer records, (a) all Loans, interest charges and payments thereof, (b) all Letter of Credit Liability, (c) the charging and payment of all fees, costs and expenses and (d) all other debits and credits pursuant to this Agreement.  The balance in the loan accounts shall constitute presumptive evidence, absent manifest or demonstrable error, of the accuracy of the information contained therein; provided, however, that any failure by Agent to so record shall not limit or affect the Borrower’s obligation to pay.

2.7 Grant of Security Interest.

(A) Grant of Liens in the Collateral.  To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, Borrower hereby grants to Agent, for the benefit of Agent and Lenders, a continuing security interest in, lien and mortgage in and to, right of setoff against and collateral assignment of all of Borrower’s: (1) Accounts; (2) Chattel Paper; (3) Commercial Tort Claims; (4) Deposit Accounts and cash and other monies and property of Borrower in the possession or under the control of Agent, any Lender or any participant of any Lender in the Loans; (5) Documents; (6) Equipment; (7) Fixtures; (8) General Intangibles (including Intellectual Property); (9) Goods; (10) Instruments; (11) Inventory; (12) Investment Property; (13) Letter-of-Credit Rights and Supporting Obligations; (14) other personal property whether or not subject to the UCC; (15) Mortgaged Property; (16) Additional Mortgaged Property; and (17) all other personal property, in each case, whether now owned or existing or hereafter acquired or arising and regardless of where located, together with all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described above or are otherwise necessary or helpful in the collection thereof or realization thereon; and Proceeds and products of all or any of the property described above (all being collectively referred to as the “Collateral”).

(B) Borrower Remains Liable.  Anything herein to the contrary notwithstanding: (a) Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement or the other Loan Documents had not been executed; (b) the exercise by Agent of any of the rights under this Agreement or the other Loan Documents shall not release Borrower from any of its duties or obligations to the parties under the contracts and agreements included in the Collateral; (c) neither Agent nor any Lender shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or the other Loan Documents, nor shall Agent nor any Lender be obligated to perform any of the obligations or duties of Borrower thereunder or to take any action to collect or enforce any claim for payment assigned under this Agreement or the other Loan Documents; and (d) neither Agent nor any Lender shall have any liability in contract or tort for Borrower’s acts or omissions.

2.8 Yield Protection.  In the event any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower shall, absent manifest or demonstrable error, be final, conclusive and binding for all purposes.

Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in law occurring after the date hereof for purposes of this Agreement (including without limitation for purposes of this subsection 2.8, regardless of the date enacted, adopted or issued).

2.9 Taxes.

(A) No Deductions.  Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto referred to herein as “Tax Liabilities”; provided that Tax Liabilities shall not include taxes imposed on, or determined by reference to, the net income or revenue of any Lender or Agent.  If Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

(B) Changes in Tax Laws.  In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority:

(1) does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Lender Letters of Credit issued hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent or such Lender); or

(2) does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Agent or such Lender of issuing any Lender Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its notice and demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents.  If Agent or any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled (with any such Lender concurrently notifying Agent).  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

(C) Foreign Lenders.  Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and Agent (1) a properly completed and executed Internal Revenue Service Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States of America certifying as to such Foreign Lender’s entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement, (a “Certificate of Exemption”), or (2) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a “Letter of Non-Exemption”).  Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Agent.

If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding; provided, however, that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

Without limiting the foregoing, if any payment made hereunder or under any other Loan Document would be subject to United States withholding tax imposed pursuant to FATCA if the recipient of such payment fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such recipient shall use commercially reasonable efforts to deliver to Borrower and Agent, at the time or times prescribed by applicable law or as reasonably requested by Borrower or Agent, (1) two accurate, complete and signed certifications prescribed by applicable law and/or reasonably satisfactory to Borrower and Agent that establish that such payment is exempt from United States withholding tax imposed pursuant to FATCA and (2) any other documentation reasonably requested by Borrower or Agent sufficient for Borrower and Agent to comply with their obligations under FATCA and to determine that such recipient has complied with such applicable reporting and other requirements of FATCA.

2.10 [Reserved].

2.11 Optional Prepayment/Replacement of Lenders.  Within fifteen (15) days after (a) receipt by Borrower of written notice and demand from any Lender for payment of additional costs as provided in subsection 2.8 or subsection 2.9(B) or (b) the failure of any Foreign Lender to timely deliver to Borrower any certificate, letter or other documentation required by subsection 2.9(C), (any such Lender demanding such payment or failing to provide such documentation being referred to herein as an “Affected Lender”), Borrower may, at its option notify Agent and such Affected Lender of its intention to take one of the actions set forth herein in subparagraphs (A) or (B) below.

(A) Replacement of an Affected Lender.  Borrower may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for an Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent.  In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Commitments hereunder within one hundred twenty (120) days following notice of Borrower’s intention to do so, the Affected Lender shall sell and assign its Loans and Commitments to such Replacement Lender in accordance with the provisions of subsection 9.5; provided, however, Borrower has (1) reimbursed such Affected Lender for any administrative fee payable by such Affected Lender to Agent pursuant to subsection 9.5 and, (2) in any case where such replacement occurs as the result of a demand for payment of certain costs pursuant to subsection 2.8 or subsection 2.9(B), paid all increased costs for which such Affected Lender is entitled to under subsection 2.8 or subsection 2.9(B) through the date of such sale and assignment; or

(B) Prepayment of an Affected Lender.  Borrower may prepay in full all outstanding Obligations owed to an Affected Lender and terminate such Affected Lender’s Commitments.  Borrower shall, within one hundred twenty (120) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender, including such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment, and terminate such Affected Lender’s Commitments.

(C) Replacement of a Defaulting Lender.  Borrower may obtain, at Borrower’s expense, a Replacement Lender for a Defaulting Lender, which Replacement Lender shall be reasonably satisfactory to Agent.  In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Defaulting Lender and assume its Commitments hereunder within one hundred twenty (120) days following notice of Borrower’s intention to do so, the Defaulting Lender shall sell and assign its Loans and Commitments to such Replacement Lender in accordance with the provisions of subsection 9.5.  Upon such purchase and assumption (pursuant to an Assignment and Acceptance Agreement), such Defaulting Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder (except claims arising from its status as a Defaulting Lender), and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

2.12 [Reserved].

2.13 [Reserved].

2.14 [Reserved].

2.15 Endorsement; Insurance Claims.  Borrower hereby constitutes and appoints Agent and all Persons designated by Agent for that purpose as Borrower’s true and lawful attorney-in-fact, with power in the place and stead of Borrower and in the name of Borrower (a) to endorse Borrower’s name to any of proceeds of Collateral that come into Agent’s possession or under Agent’s control, including without limitation, with respect to any drafts, Instruments, Documents and Chattel Paper, and (b) to obtain, adjust and settle insurance claims, which are required to be paid to Agent.  Borrower hereby ratifies and approves all acts of Agent made or taken pursuant to this subsection 2.15.  Both the appointment of Agent as Borrower’s attorney and Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder shall be in effect and until payment in full, in cash, of all Obligations and termination of all Lender Letters of Credit (other than contingent indemnity obligations that are not yet due and payable) and termination of all Commitments thereunder.

SECTION 3 CONDITIONS TO LOANS

3.1 Conditions to Initial Loans and the Issuance of Lender Letters of Credit.  The obligations of Agent and each Lender to make the initial Loans and/or the obligation of Agent or any Lender to issue (or cause the issuance of) the initial Lender Letters of Credit on the Closing Date are subject to satisfaction of all of the terms and conditions set forth below and the accuracy of all the representations and warranties of Borrower and the other Loan Parties set forth herein and in the other Loan Documents:

(A) Closing Deliveries.  Agent shall have received, in form and substance satisfactory to Agent, all documents, instruments, agreements, notes, certificates, orders, authorizations, financing statements, mortgages and other documents which Agent may at any time reasonably request, including the Loan Documents.

(B) Security Interests.  Agent shall have received satisfactory evidence that all security interests and liens granted to Agent for the benefit of Agent and Lenders pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute first priority liens on the Collateral, subject only to Permitted Encumbrances.

(C) Representations and Warranties.  The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date.

(D) Fees and Expenses.  Borrower shall have paid all fees, costs and expenses due and payable under this Agreement and the other Loan Documents on the Closing Date.

(E) No Default.  After giving effect to the transactions contemplated hereby, no event shall have occurred and be continuing or would result from funding a Loan or issuing a Lender Letter of Credit requested by Borrower that would constitute an Event of Default or a Default.

(F) Performance of Agreements.  Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before the Closing Date.

(G) No Prohibition.  No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain Agent or any Lender from making any Loans or issuing any Lender Letters of Credit.

(H) No Litigation.  Except as set forth on Schedule 3.1(H), there shall not be pending or, to the knowledge of Borrower, threatened any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting any Loan Party or any property of any Loan Party and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration in each case that would reasonably be expected to have a Material Adverse Effect.

(I) No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect since June 26, 2011.

(J) Corporate Structure.  The documentation reflecting the ownership, capital, corporate, tax, organizational and legal structure of the Loan Parties shall be acceptable to Agent.

(K) Regulatory Approvals and other Third-Party Approvals.  The Loan Parties shall have received (i) any and all regulatory approvals necessary to consummate the transactions contemplated by the Loan Documents, which approvals are final and non-appealable and (ii) any and all corporate and other third party approvals necessary to consummate the transactions contemplated by the Loan Documents.

(L) Insurance Policies. Agent shall have received policies or binders for property and casualty, liability, workers compensation, business interruption, and other insurance satisfying subsection 4.16 hereof with appropriate endorsements naming Agent as loss payee, mortgagee and additional insured, as appropriate and the collateral assignments required pursuant to subsection 4.16.

(M) Stock Pledge Agreements.  Agent shall have received the Pledge Agreements duly executed by Parent, Pie Five and PIBC Holding Company accompanied by the original stock certificates or equivalent evidence of equity ownership interest to the extent certificated and by stock powers duly executed in blank or other method of providing Agent Control thereof reasonably acceptable to Agent.

(N) Projections.  Agent shall have received satisfactory Projections, including month by month projected operating budget and cash flow of Loan Parties on a consolidated basis.

(O)  Existing Indebtedness. Agent shall have received payoff letters in connection with the existing Indebtedness of Borrower to be paid off, each in form and substance reasonably satisfactory to Agent, together with UCC termination statements, releases of mortgage Liens, and other instruments, documents and/or agreements necessary or appropriate to terminate any Liens in connection with such existing Indebtedness, which is to be paid in full on or prior to the Closing Date, as Agent may reasonably request, duly executed and in recordable form, if applicable, and otherwise in form and substance reasonably satisfactory to Agent.

(P) Due Diligence.  Agent shall have completed due diligence on the Borrower to its reasonable satisfaction, including, but not limited to, review of licenses, the business, operations, prospects, customer relations, and contracts, which review is satisfactory to Agent in all respects.

(Q) Guaranty.  Agent shall have received the Guaranty and Guarantor Security Agreement, each duly executed by Parent and each Borrower’s Subsidiaries, for the benefit of Agent and the Lenders, in form and substance reasonably satisfactory to Agent.

(R) Secretary's Certificates.  Agent shall have received a certificate of a duly authorized officer of each Loan Party certifying and acknowledging (1) that attached copies of such Loan Party’s Organizational Documents are true and complete, and in full force and effect, without amendment except as shown, (2) that an attached copy of resolutions authorizing execution, delivery and performance of the Loan Documents by such Loan Party is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, (3) the names of the officers of each Loan Party authorized to sign this Agreement and each of the other Loan Documents to which any Loan Party is or is to be a party hereunder (including the certificates contemplated herein) together with specimen signatures of such officers, and (4) certificates of good standing, status, compliance or similar certificates dated not more than 10 days prior to the Closing Date for each of the Loan Parties issued by their respective jurisdictions of organization and each jurisdiction where they are qualified to operate as a foreign or extra-provincial corporation, or its equivalent, where the failure of such Loan Party to be qualified to do business as a foreign entity could reasonably be expected to have a Material Adverse Effect.

(S) Solvency.  Agent shall have received a certificate from Borrower certifying that, after giving effect to the transactions contemplated by this Agreement, (i) the Loan Parties, taken as a whole, are (a) solvent; (b) own assets the fair saleable value of which are greater than the total amount of their liabilities (including contingent liabilities) and (c) have capital that is not unreasonably small in relation to their business as presently conducted or any contemplated or undertaken transaction and (ii) no Loan Party intends to incur, nor does any Loan Party believe that it will incur, debts beyond its ability to pay such debts as they become due.

(T) Legal Opinion.  An opinion of McGuire, Craddock & Strother, P.C., counsel to Borrower dated as of the Closing Date addressed to the Agent and the Lenders and covering such matters as the Agent or the Lenders may reasonably request, in form and substance reasonably acceptable to Agent.

3.2 Additional Conditions to All Loans and Lender Letters of Credit.  The obligations of Agent and each Lender to make Loans and/or the obligation of Agent or any Lender to issue (or cause the issuance of) Lender Letters of Credit on each Funding Date (including the Closing Date) shall be subject to the further conditions precedent that (i) on or prior to the date of such Loan or issuance, the Agent shall have received all notices required in accordance with the terms of this Agreement and (ii) on the date of such Loan or the date of such issuance, the following statements shall be true and correct (and each of the giving of any applicable Notice of Borrowing, and the acceptance by Borrower of the proceeds of each borrowing, and each Lender Letter of Credit issued, increased or extended on behalf of the Borrower shall constitute a representation and warranty by Borrower, that on the date of such borrowing such statements are true and correct):

(A) Representations and Warranties.  The representations and warranties of Borrower contained in this Agreement are true and correct in all material respects on and as of the date of such Loan or issuance (except for those representations or warranties or parts thereof that, by their terms, expressly relate solely to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made by Borrower to Agent after the Closing Date and approved by Agent, in which case such representations and warranties shall be true and correct in all material respects as of such specific date), before and after giving effect to such Loan or issuance, and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) No Default.  No Default or Event of Default shall have occurred and be continuing or would result from such Loan or issuance.

SECTION 4  REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

To induce Agent and each Lender to enter into the Loan Documents, to make and to continue to make Loans and to issue and to continue to issue Lender Letters of Credit, Borrower represents, warrants and covenants to Agent and each Lender that the following statements are and will be true, correct and complete on the Closing Date and the date of any requested borrowing hereunder:

4.1 Organization, Powers, Capitalization.

(A) Organization and Powers.  Each of the Loan Parties is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states and other jurisdictions where such qualification is required except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Each of the Loan Parties has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into each Loan Document.  The name (within the meaning of Section 9-503 of the UCC) and jurisdiction of organization of each Loan Party is set forth on Schedule 4.6.  The chief executive office of each Loan Party is located at the address indicated on Schedule 4.6.  Each Loan Party’s organizational identification numbers, if any, are identified on Schedule 4.6.

(B) Capitalization.  The authorized capital stock of each of the Loan Parties is as set forth on Schedule 4.1(B), including all preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any such Loan Party of any shares of capital stock or other securities or Equity Interests of any such entity.  All issued and outstanding shares of capital stock or other Equity Interests of each of the Loan Parties other than Parent are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such shares or Equity Interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  Each Loan Party will promptly notify Lender of any change in its organizational structure and each Loan Party other than Parent will promptly notify Lender of any change in its ownership.

4.2 Authorization of Borrowing; No Conflict.  Borrower has the power and authority to incur the Obligations and to grant security interests in the Collateral.  On the Closing Date, the execution, delivery and performance of the Loan Documents by each Loan Party signatory thereto will have been duly authorized by all necessary corporate and shareholder action.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by the Loan Documents by each Loan Party do not contravene any applicable law, the Organizational Documents of any Loan Party or any other material agreement or order by which any Loan Party or any Loan Party’s property is bound.  The Loan Documents are the legally valid and binding obligations of the applicable Loan Parties respectively, each enforceable against the Loan Parties, as applicable, in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

4.3 Financial Condition.  All financial statements concerning Parent and its direct or indirect Subsidiaries furnished by or on behalf of Borrower to Agent or any Lender pursuant to this Agreement have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly in all material respects the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject in the case of interim financial statements to the absence of footnote disclosures and year end adjustments.  The Projections delivered by Borrower were and will be prepared in good faith and on the basis of assumptions believed to be reasonable when made, it being understood that the Projections are subject to inherent uncertainty and no assurances may be made that such results will be achieved.

4.4 Indebtedness and Liabilities.  As of the Closing Date, neither Borrower nor any of its Subsidiaries has (a) any Indebtedness except as reflected on the most recent financial statements delivered to Agent and Lenders; or (b) any material Liabilities other than as reflected on the most recent financial statements delivered to Agent and Lenders or as incurred in the ordinary course of business following the date of the most recent financial statements delivered to Agent and Lenders, except, in each case, the Indebtedness and Liabilities hereunder.  Borrower shall promptly deliver copies of all notices given or received by Borrower and any of its Subsidiaries with respect to noncompliance with any term or condition related to any Indebtedness in excess of $100,000, and shall promptly notify Agent of any potential or actual Event of Default with respect to any Indebtedness.

4.5 Collateral Warranties and Covenants.

(A) Accounts Warranties and Covenants.  Except as otherwise disclosed to Agent in writing, as to each of Borrower’s existing Accounts and each of its hereafter arising Accounts that: at the time of its creation, such Account is a valid, bona fide obligation, representing an undisputed indebtedness incurred by the Account Debtor (and any other Person obligated on such Account) for property actually sold and delivered or for services completely rendered; there are no defenses, setoffs, offsets, claims, or counterclaims, genuine or otherwise, against such Account; such Account does not represent a sale to a Subsidiary or an Affiliate, or a consignment, sale or return or a bill and hold transaction; the amount represented by Borrower to Agent as owing by each Account Debtor (and by each of the other Persons obligated on such Account) is, or will be, the correct amount actually and unconditionally owing, no agreement exists permitting any other deduction or discount; Borrower is the lawful owner of such Account and has the right to assign the same to Agent, for the benefit of Agent and Lenders; such Account is free of all Liens, other than those in favor of Agent, on behalf of itself and Lenders, and such Account constitutes, the legally valid and binding obligation of the applicable Account Debtor (and any other Person obligated on such Account) and is due and payable in accordance with its terms.

Borrower shall, at its own expense, use its best efforts to assure prompt payment of all amounts due or to become due under Accounts.  No discounts, credits or allowances will be issued, granted or allowed by Borrower to customers and no returns will be accepted without Agent’s prior written consent; provided, however, so long as such discounts, credits, allowances or returns are customarily issued or accepted in the ordinary course of business and are in amounts which are not material to Borrower, or until Agent notifies Borrower to the contrary, Borrower may presume consent.  Borrower will immediately notify Agent in the event that any Account Debtor (or any other Person obligated on such Account) alleges any dispute or claim with respect to such Account or of any other circumstances known to Borrower that may impair the validity or collectibility of any such Account.  Agent, or its designee, shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to any Account, by mail, telephone or in person.  After the occurrence of a Default or an Event of Default: (i) Borrower shall not, without the prior consent of Agent, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor (or any other Person obligated on such Account), or allow any credit or discount thereon, and (ii) Agent shall have the right at any time (A) to exercise the rights of Borrower, with respect to the obligation of the Account Debtor (or any other Person obligated on such Account) to make payment or otherwise render performance to Borrower, and with respect to any property that secures the obligations of the Account Debtor or of any such other Person obligated on such Account; and (B) to adjust, settle or compromise the amount or payment of any such Account or release wholly or partly any Account Debtor or obligor thereunder or allow any credit or discount thereon.

(B) Inventory Warranties and Covenants.  Except as otherwise disclosed to Agent in writing, all of Borrower’s Inventory is of good and merchantable quality, free from any material defects, and such Inventory is not subject to any License Agreement with any Person that restricts Borrower’s ability to manufacture and/or sell the Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement.  The completion and manufacturing process of such Inventory by a Person other than Borrower would be permitted under any contract to which Borrower is a party or to which the Inventory is subject.  None of Borrower’s Inventory has been or will be produced in violation of the Fair Labor Standards Act and subject to the so-called “hot goods” provisions contained in Title 29 U.S.C. 215 or in violation of any other law.  All inventory and products owned by Persons other than Borrower and located on any premises owned, leased or controlled by Borrower, shall be separately and conspicuously identified as such and shall be segregated from Borrower’s own Inventory located at such premises.

(C) Equipment Warranties and Covenants.  Borrower has maintained and shall cause all of its Equipment to be maintained and preserved in good repair and working order, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements, and other improvements in connection therewith that are necessary or desirable to such end.  Except as set forth on Schedule 4.5(C), none of Borrower’s Equipment is covered by any certificate of title and Borrower shall promptly notify Agent to the extent Borrower obtains any Equipment covered by any certificate of title not listed on Schedule 4.5(C).  Borrower shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all of its Equipment and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership.  Borrower shall promptly inform Agent of any additions to or deletions from the Equipment and shall not permit any such items to become Fixtures to real estate other than real estate subject to mortgages or deeds of trust in favor of Agent, for the benefit of itself and Lenders.

(D) Chattel Paper Warranties and Covenants.  As of the Closing Date, Borrower does not hold any Chattel Paper and does not anticipate holding any Chattel Paper in the ordinary course of its business.  To the extent Borrower holds or obtains any Chattel Paper, Borrower will promptly (i) deliver to Agent all tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent and (ii) provide Agent with Control of all Electronic Chattel Paper, by having Agent identified as the assignee of the Records(s) pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of Control set forth in the UCC.  Borrower will also deliver to Agent all security agreements securing any Chattel Paper and execute UCC financing statement amendments assigning to Agent any UCC financing statements filed by Borrower in connection with such security agreements.  Borrower will mark conspicuously all Chattel Paper with a legend, in form and substance reasonably satisfactory to Agent, indicating that such Chattel Paper is subject to the Lien of Agent.

(E) Instruments Warranties and Covenants.  Borrower will deliver to Agent all Instruments it holds or obtains duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent.  Borrower will also deliver to Agent all security agreements securing any Instruments and execute UCC financing statement amendments assigning to Agent any UCC financing statements filed by Borrower in connection with such security agreements.

(F) Investment Property Warranties and Covenants.  Borrower will take any and all actions necessary (or reasonably required or requested by Agent), from time to time, to (i) cause Agent to obtain exclusive Control of any Investment Property owned by Borrower in a manner reasonably acceptable to Agent and (ii) obtain from any issuers of such Investment Property and such other Persons, reasonably required by Agent written confirmation of Agent’s Control over such Investment Property upon terms and conditions reasonably acceptable to Agent.

(G) Letters of Credit Warranties and Covenants.  If requested by Agent, Borrower will deliver to Agent all Letters of Credit under which it is the beneficiary or is otherwise entitled to receive proceeds duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to Agent.  Borrower will also deliver to Agent all security agreements securing any such Letters of Credit and execute UCC financing statement amendments assigning to Agent any UCC financing statements filed by Borrower in connection with such security agreements.  Borrower will take any and all actions necessary (or reasonably required or requested by Agent), from time to time, to cause Agent to obtain exclusive Control of any Letter-of-Credit Rights owned by Borrower in a manner reasonably acceptable to Agent.

(H) General Intangibles Warranties and Covenants.  Borrower shall use its best efforts to obtain any consents, waivers or agreements necessary to enable Agent to exercise remedies hereunder and under the other Loan Documents with respect to any of Borrower’s rights under any General Intangibles, including Borrower’s rights as a licensee of computer software (other than off the shelf software).

(I) Intellectual Property Warranties and Covenants.  Intellectual Property Warranties and Covenants.  Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all registered Intellectual Property owned by Borrower or any of its Subsidiaries as of the Closing Date is identified on Schedule 4.5(I).  Except as set forth on Schedule 4.5(I), there are no restrictions on Borrower’s and each of its Subsidiaries’ right to create a Lien in such Intellectual Property nor in Agent’s right to perfect and enforce such Lien.  Borrower shall concurrently herewith deliver to Agent any Intellectual Property Security Agreement and all other documents, instruments and other items as may be necessary for Agent to file such agreements with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as appropriate.  The Copyrights, Patents and Trademarks listed on the schedules to any Intellectual Property Security Agreement constitute all of the Patents, Trademarks and Copyrights owned by Borrower and its Subsidiaries that are registered or that are subject to an application for registration.  If, before the Obligations are paid in full, Borrower acquires any new or additional registered Patents, Trademarks or Copyrights or applications therefor, Borrower shall give to Agent prompt written notice thereof (it being understood that for the purposes of this Agreement, notice quarterly is prompt), and shall at the request of Agent amend the schedules to the applicable Intellectual Property Security Agreement to include any such new Patents, Trademarks or Copyrights.  Borrower shall: (a) prosecute, as reasonably deemed appropriate by Borrower and consistent with Borrower’s past practices, any application to register any copyright, patent or trademark owned by Borrower and at any time pending, (b) make application for registration or issuance of all new copyrights, patents and trademarks as reasonably deemed appropriate by Borrower; (c) preserve and maintain all rights in the Intellectual Property; and (d) use its best efforts to obtain any consents, waivers or agreements necessary to enable Agent to exercise its remedies with respect to the Intellectual Property.  Borrower shall not abandon any pending copyright, patent or trademark application, or registered Copyright, Patent or Trademark owned or controlled by such Borrower without the prior written consent of Agent which consent shall not be unreasonably withheld.  All registered Intellectual Property owned by Borrower and its Subsidiaries is valid, subsisting and enforceable and all filings necessary to maintain the effectiveness of such registrations have been made.  The execution, delivery and performance of this Agreement by Borrower will not violate or cause a default under any of the Intellectual Property or any agreement in connection therewith.

(J) Commercial Tort Claims Warranties and Covenants.  Borrower does not own any Commercial Tort Claims.  Borrower shall advise Agent promptly upon Borrower becoming aware that it owns any additional Commercial Tort Claims.  With respect to any new Commercial Tort Claim, Borrower will execute and deliver such documents as Agent reasonably deems necessary to create, perfect and protect Agent’s security interest in such Commercial Tort Claim.

(K) Deposit Accounts; Bank Accounts Warranties and Covenants.  Schedule 4.5(K) sets forth the account numbers and locations of all Deposit Accounts or other bank accounts of Borrower and Guarantor.

(L) Bailees.  Except as disclosed on Schedule 4.5(L), none of the Collateral is in the possession of any consignee, bailee, warehouseman, agent or processor.  Except as disclosed on Schedule 4.5(L), no portion of the Collateral valued in excess of $100,000 at one location or at all locations shall at any time be in the possession or control of any warehouse, bailee or any of Borrower’s agents or processors without Agent’s prior written consent and unless Agent, if Agent has so requested, has received warehouse receipts or bailee lien waivers satisfactory to Agent prior to the commencement of such possession or control.  If any portion of the Collateral at one location or at all locations is at any time in the possession or control of any warehouse, bailee or any of Borrower’s agents or processors, Borrower shall, upon the request of Agent, notify such warehouse, bailee, agent or processor of the Liens in favor of Agent, for the benefit of Agent and Lenders, created hereby, shall instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions, and shall obtain such Person’s acknowledgement that it is holding the Collateral for Agent’s benefit.

(M) Collateral Description; Use of Collateral.  Borrower will furnish to Agent, from time to time upon reasonable request, statements and schedules further identifying, updating, and describing the Collateral and such other information, reports and evidence concerning the Collateral, as Agent may reasonably request, all in reasonable detail.  Borrower will not use or permit any Collateral to be used unlawfully or in violation of any provision of applicable law, or any policy of insurance covering any of the Collateral.

(N) Collateral Filing Requirements; Collateral Records.  None of the Collateral is of a type in which Liens may be registered, recorded or filed under, or notice thereof given under, any U.S. federal statute or regulation except for Collateral described on the schedules to any Intellectual Property Security Agreement.  Borrower shall promptly notify Agent in writing upon acquiring any interest hereafter in any material Collateral that is of a type where a Lien may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation.  Borrower shall keep full and accurate books and records relating to the Collateral and shall stamp or otherwise mark such books and records in such manner as Agent may reasonably request to indicate Agent’s Liens in the Collateral, for the benefit of Agent and Lenders.

(O) Federal Claims.  None of the Collateral constitutes a claim against the United States of America, or any State or municipal government or any department, instrumentality or agency thereof, the assignment of which claim is restricted by law.  Borrower shall notify Agent of any Collateral which constitutes a claim against the United States of America, or any State or municipal government or any department, instrumentality or agency thereof, the assignment of which claim is restricted by law.  Upon the request of Agent, Borrower shall take such steps as may be necessary to comply with any applicable federal assignment of claims laws and other comparable laws.

(P) Agent Authorized.  Borrower hereby authorizes and, until such time as the Obligations are  paid in full in cash (other than contingent indemnity obligations that are not yet due and payable) and termination of all Commitments hereunder, shall continue to authorize Agent to file one or more financing or continuation statements, and amendments thereto (or similar documents required by any laws of any applicable jurisdiction), relating to all or any part of the Collateral without the signature of Borrower and hereby specifically ratifies all such actions previously taken by Agent, which financing statements may identify the Collateral as “all assets” or “all personal property” or words of like import.

4.6 Names and Locations.  Schedule 4.6 sets forth (a) all legal names and all other names (including trade names, fictitious names and business names) under which Borrower and each of its Subsidiaries currently conducts business, or has at any time during the past five years conducted business, (b) the name of any entity which Borrower or any of its Subsidiaries has acquired in whole or in part or from whom Borrower or any of its Subsidiaries has acquired a significant amount of assets within the past five years, (c) the location of Borrower’s and each of its Subsidiaries’ principal place of business, (d) the state or other jurisdiction of organization for each Loan Party and sets forth each Loan Party’s organizational identification number or specifically designates that one does not exist, (e) the location of Borrower’s and each of its Subsidiary’s books and records, (f) the location of all other offices of Borrower and each of its Subsidiaries, (g) all Collateral locations (designating Inventory and Equipment locations and indicating between owned, leased, warehouse, storage, and processor locations); and (h) each Loan Party’s federal tax identification number.  The locations designated on Schedule 4.6 are Borrower’s and each of its Subsidiary’s sole locations for their respective businesses and the Collateral.  Borrower will give Agent at least thirty (30) days advance written notice of any: (a) change of legal name of Borrower or any of its Subsidiaries, (b) change of principal place of business of Borrower or any of its Subsidiaries, (c) change in the location of Borrower’s or any of its Subsidiaries’ books and records or the Collateral, (d) new location for Borrower’s or any of its Subsidiaries’ books and records or the Collateral, or (e) changes in any Loan Party’s state or other jurisdiction of organization or its organizational identification number.

4.7 Title to Properties; Liens.  Borrower and each of its Subsidiaries has good, sufficient and legal title to or rights in the Collateral and will have good, sufficient and legal title to or rights in all after-acquired Collateral, in each case, free and clear of all Liens except for the Permitted Encumbrances.  Upon the timely filing of UCC financing statements and any Intellectual Property Security Agreement with the U.S. Patent and Trademark Office and U.S. Copyright Office,  Agent shall have a valid, perfected and first priority Lien in the Collateral (subject to Permitted Encumbrances), securing the payment of the Obligations, and such Lien shall be entitled to all of the rights, priorities and benefits afforded by the UCC or other applicable law as enacted in any relevant jurisdiction which relates to perfected Liens; provided, however, that additional filings may be required to perfect the Agent’s Lien in any Copyrights, Trademarks or Patents acquired after the date hereof.

4.8 Litigation; Adverse Facts.  There are no judgments outstanding against any Loan Party or affecting any property of any Loan Party nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the knowledge of Borrower after due inquiry, threatened against or affecting any Loan Party or any property of any Loan Party, in each case which could reasonably be expected to result in any Material Adverse Effect.  Promptly upon any officer of Borrower or its Subsidiaries obtaining knowledge of (a) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by Borrower to Agent or (b) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to enable Agent and its counsel to evaluate such matter.

4.9 Payment of Taxes.  All material tax returns and reports of Borrower and each of its Subsidiaries required to be filed by any of them have been timely filed and are complete and accurate in all material respects.  All taxes, assessments, fees and other governmental charges which are due and payable by Borrower and each of its Subsidiaries have been paid when due; provided that no such tax need be paid if Borrower or one of its Subsidiaries is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if Borrower or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP.  As of the Closing Date, none of the income tax returns of Borrower or any of its Subsidiaries are under audit and Borrower shall promptly notify Agent in the event that any of Borrower’s or any of its Subsidiaries’ tax returns become the subject of an audit.  No tax liens have been filed against Borrower or any of its Subsidiaries.  The charges, accruals and reserves on the books of Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

4.10 Performance of Agreements.  None of the Loan Parties are in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material contractual obligation of any such Person, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.  Borrower shall promptly notify Agent of (a) the occurrence of any default or breach under any material contractual obligation of any Loan Party in excess of $100,000, (b) the termination of any material contractual obligation of any Loan Party other than in accordance with its terms, or (c) the amendment or modification of any material contractual obligation of any Loan Party.

4.11 Employee Benefit Plans.  Borrower, each of its Subsidiaries and each ERISA Affiliate is in compliance, and will continue to remain in compliance, in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws thereunder with respect to all Employee Benefit Plans.  No liability has been incurred by Borrower, any Subsidiaries or any ERISA Affiliate which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.  Neither Borrower nor any of its Subsidiaries shall establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment is material.

4.12 Broker’s Fees.  No broker’s or finder’s fee or commission will be payable with respect to any of the transactions contemplated hereby.

4.13 Environmental Compliance.  Each Loan Party is and shall continue to remain in compliance with all applicable Environmental Laws. There are no claims, liabilities, Liens, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials asserted or threatened against any Loan Party or relating to any real property currently or formerly owned, leased or operated by any Loan Party.

4.14 Solvency.  The Loan Parties, taken as a whole:  (a) own assets the fair saleable value of which are greater than the total amount of their liabilities (including contingent liabilities) and (b) have capital that is not unreasonably small in relation to their business as presently conducted or any contemplated or undertaken transaction.  No Loan Party intends to incur, nor does any Loan Party believe that it will incur debts beyond its ability to pay such debts as they become due.

4.15 Disclosure.  No representation or warranty of Borrower, any of its Subsidiaries or any other Loan Party contained in this Agreement, or any other Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.   There is no material fact known to Borrower that has had or could have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Agent or any Lender for use in connection with the transactions contemplated hereby.

4.16 Insurance.  Borrower and each of its Subsidiaries maintains and shall continue to maintain adequate insurance policies and shall provide Agent with evidence of such insurance coverage for public liability, property damage, product liability, and business interruption with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to Agent in its Permitted Discretion.  Borrower shall cause Agent at all times to be named as loss payee on all insurance policies relating to any Collateral and shall cause Agent at all times to be named as additional insured under all liability policies, in each case pursuant to appropriate endorsements in form and substance reasonably satisfactory to Agent and shall collaterally assign to Agent, for itself and on behalf of Lenders, as security for the payment of the Obligations all business interruption insurance of Borrower.  Borrower shall cause each issuer of an insurance policy to provide Agent with an endorsement providing that 30 days’ (and 10 days for non-payment of premiums) notice (or a shorter period as may be agreed to by Agent) will be given to Agent prior to any cancellation of, or reduction or change in, coverage provided by or other material modification to such policy.  No notice of cancellation has been received with respect to such policies and Borrower and each of its Subsidiaries is in compliance with all conditions contained in such policies.  Any proceeds received from any policies of insurance relating to any Collateral shall be applied to the Obligations.  Borrower shall provide Agent evidence of the insurance coverage and of the assignments and endorsements required by this Agreement promptly upon request by Agent and upon renewal of any existing policy.  If Borrower elects to change insurance carriers, policies or coverage amounts, Borrower shall notify Agent and provide Agent with evidence of the updated insurance coverage and of the assignments and endorsements required by this Agreement.  In the event Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may, but is not required to, purchase insurance at Borrower’s expense to protect Agent’s and the Lender’s interests in the Collateral.  This insurance may, but need not, protect Borrower’s interests.  The coverage purchased by Agent may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral.  Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement.  If Agent purchases insurance for the Collateral, Borrower will be responsible for the costs of that insurance, including interest thereon and other charges imposed on Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and such costs may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

4.17 Compliance with Laws; Government Authorizations; Consents.  Neither Borrower nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of (a) any Governmental Authority in any jurisdictions in which Borrower or any of its Subsidiaries is now doing business, and (b) any Government Authority otherwise having jurisdiction over the conduct of Borrower or any of its Subsidiaries or any of its respective businesses, or the ownership of any of its respective properties, which violation would reasonably be expected to have a Material Adverse Effect and no such violation has been alleged.  No Loan Party and no Sponsor is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.  Neither Borrower nor to the knowledge of Borrower, any of its agents acting in any capacity in connection with the Loans or other transactions hereunder (a) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (b) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.  Borrower will and will cause each of its Subsidiaries to comply with the requirements of all applicable laws, ordinances, rules, regulations, orders, policies, guidelines or other requirements of (a) any Governmental Authority as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or any of its Subsidiaries is now doing business or may hereafter be doing business, and (b) any government authority otherwise having jurisdiction over the conduct of Borrower or any of its Subsidiaries or any of its respective businesses, or the ownership of any of its respective properties, except to the extent the noncompliance with which would not have a Material Adverse Effect.  Borrower shall not, nor shall permit any other Loan Party to, (x) be or become a Person whose property or interests in property are blocked or subject to blocking pursuant to any Anti-Terrorism Law, (y) engage in any dealings or transactions prohibited by any Anti-Terrorism Law, or otherwise be associated with any such Person in any manner violative of any Anti-Terrorism Law, or (z) otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons in violation of the limitations or prohibitions under any Anti-Terrorism Law.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.  No authorization, approval or other action by, and no notice to or filing with, any domestic or foreign Governmental Authority or regulatory body or consent of any other Person is required for (a) the grant by Borrower of the Liens granted hereby or for the execution, delivery or performance of this Agreement or the other Loan Documents by Borrower or any Loan Party; (b) the perfection of the Liens granted hereby and pursuant to any other Loan Documents in the United States (except for filing UCC financing statements with the appropriate jurisdiction and filing any Intellectual Property Security Agreement with the U.S. Copyright Office and the U.S. Patent and Trademark Office, as applicable); or (c) the exercise by Agent of its rights and remedies hereunder (except as may have been taken by or at the direction of Borrower or Agent).

4.18 Employee Matters.  (a) No Loan Party nor any of such Loan Party’s employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of Borrower, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.19 Governmental Regulation.  None of the Loan Parties is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

4.20 Access to Accountants and Management.  Borrower authorizes Agent and Lenders to discuss the financial condition and financial statements of Borrower and its Subsidiaries with Borrower’s Accountants upon reasonable notice to Borrower of its intention to do so and, so long as no Default or Event of Default shall have occurred and be continuing, Borrower’s right to participate therein.  Agent and each Lender may, with the consent of Agent, which will not be unreasonably denied, confer with Borrower’s management directly regarding Borrower’s business, operations and financial condition from time to time upon reasonable request and without disruption to the business of the Borrower.

4.21 Inspection; Appraisals.  Borrower shall (i) permit Agent and any authorized representatives designated by Agent to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including their books and records and financial and accounting records, and, in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss their affairs, finances and business with their officers and Borrower’s Accountants, at such reasonable times during normal business hours and as often as may be reasonably requested and  (ii) not more than once per calendar year, so long as no Event of Default has occurred and is continuing, permit Agent and any authorized representatives designated by Agent to (a) perform desktop Collateral appraisals in form and substance satisfactory to Agent at Borrower’s cost and expense as Agent deems appropriate in Agent’s Permitted Discretion and (b) select examiners to conduct asset-based field examinations at Borrower’s cost and expense as Agent deems appropriate in Agent’s Permitted Discretion. Each Lender may with the consent of Agent, which will not be unreasonably denied, and at their own expense accompany Agent on any such visit or inspection.

4.22 Primary Deposit Accounts.  Within sixty (60) days following the Closing Date, Borrower shall establish its primary deposit account (“Primary Deposit Account”) in Borrower’s name with Agent. All commercial account debtors of Borrower shall be directed to remit all payments on Borrower’s Accounts to the Primary Deposit Account or to remit its payment by check directly to Borrower.  Immediately upon receipt by Borrower of any such check, Borrower shall deposit such check in the Primary Deposit Account.  Any customer payments received by Borrower or any Subsidiary with respect to a Pizza Inn or Pie Five store, whether in cash or check, shall be remitted within two (2) Business Days to either a Local Deposit Account or the Primary Deposit Account. Except as set forth above, any payments received by Borrower constituting proceeds of Collateral shall be remitted within two (2) Business Days to the Primary Deposit Account in the identical form in which such payment was made, whether by cash or check.  Borrower hereby agrees that all payments made to such Primary Deposit Account or otherwise received by Agent will be subject to the control of Agent, for the benefit of the Lenders, as set forth in Section 9-104 of the UCC.

4.23 No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

4.24 Margin Stock.  No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No Loan proceeds or Lender Letters of Credit will be used by Borrower to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors of the Federal Reserve System.

4.25 Amendment of Schedule.  Borrower may amend any one or more of the Schedules referred to in this Agreement (subject to prior written notice to and written approval thereof by Agent in its Permitted Discretion) and any representation, warranty, or covenant contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended; provided however, that in no event shall the amendment of any such Schedule constitute a waiver by Agent and Lenders of any Default or Event of Default that exists notwithstanding the amendment of such Schedule.

4.26 Representations and Warranties Incorporated from Loan Documents.  As of the Closing Date, each of the representations and warranties made in the Loan Documents by the Loan Parties is true and correct in all material respects.

SECTION 5 REPORTING AND OTHER AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as any of the Commitments hereunder shall be in effect and until payment in full, in cash, of all Obligations (other than contingent indemnity obligations that are not yet due and payable) and termination of all Commitments hereunder including termination of all Lender Letters of Credit, Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports.  Borrower will deliver to Agent and each Lender (unless specified to be delivered solely to Agent) the financial statements and other reports contained in the Reporting Rider attached hereto.

5.2 Maintenance of Properties.  Borrower will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.3 Further Assurances.  Borrower shall, and shall cause each of its Subsidiaries and any Loan Party to, from time to time, execute such guaranties, financing or continuation statements, documents, security agreements, reports and other documents or deliver to Agent such instruments, certificates of title, mortgages, deeds of trust, or other documents as Agent at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents.

5.4 Mortgages; Title Insurance; Surveys.

(A) Title Insurance.  Within thirty (30) days following delivery of any Mortgage with respect to Additional Mortgaged Property, Borrower shall deliver or cause to be delivered to Agent ALTA lender’s title insurance policies issued by title insurers reasonably satisfactory to Agent (the “Mortgage Policies”) in form and substance and in amounts reasonably satisfactory to Agent assuring Agent that the Mortgages are valid and enforceable first priority mortgage liens on the respective Mortgaged Property or Additional Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances.  The Mortgage Policies shall be in form and substance reasonably satisfactory to Agent and shall include an endorsement insuring against the effect of future advances under this Agreement and for any other matter that Agent may reasonably request.

(B) Additional Mortgaged Property.  Borrower shall as promptly as possible (and in any event within sixty (60) days after such designation) deliver to Agent a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with title insurance policies and surveys on any Additional Mortgaged Property designated by Agent.

(C) Surveys.  Within thirty (30) days following delivery of any Mortgage with respect to Additional Mortgaged Property, Borrower shall deliver or cause to be delivered to Agent current surveys, certified by a licensed surveyor, for all real property that is the subject of the Mortgage.  All such surveys shall be sufficient to allow the issuer of the Mortgage Policy to issue an ALTA lender’s policy.

5.5 Use of Proceeds and Margin Security.  Borrower shall use the proceeds of all Loans as described in the recitals to this Agreement consistent with all applicable laws, statutes, rules and regulations.  No portion of the proceeds of any Loan shall be used for the purpose of purchasing or carrying margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act.

5.6 Subsidiaries.  Borrower shall not acquire any foreign Subsidiary, and in the event that any Person becomes a domestic Subsidiary of Borrower, Borrower shall (a) concurrently with such Person becoming a domestic Subsidiary cause such domestic Subsidiary to become a Guarantor (or a Borrower hereunder by delivery of a joinder agreement) and execute and deliver to Agent, for the benefit of the Lenders, if a Guarantor, a Guaranty Agreement and Guarantor Security Agreement and Borrower shall cause 100% of the Equity Interests of such Person to be pledged pursuant to a Pledge Agreement and such certificated Equity Interest (if any) should be delivered to Agent, for the benefit of the Lenders, (b) cause such Person to grant to Agent, for the benefit of the Lenders, a Lien on all personal and real property of such Person, and (c) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those Borrower and/or its Subsidiaries (as applicable) delivered on the Closing Date.

5.7 Post-Closing Obligations.  Borrower shall cause the conditions set forth on Schedule 5.7 hereto to be satisfied in full, on or before the date specified for each such condition, time being of the essence, in a manner reasonably satisfactory, in form and substance to Agent.

SECTION 6 FINANCIAL COVENANTS

Borrower covenants and agrees that so long as any of the Commitments remain in effect and until payment in full, in cash, of all Obligations (other than contingent indemnity obligations that are not yet due and payable) and termination of all Lender Letters of Credit Commitments hereunder, Borrower shall comply with and shall cause each of its Subsidiaries to comply with all covenants contained in the Financial Covenants Rider.  Furthermore, for periods prior to the Closing Date, the performance of Borrower shall be used for all covenants contained in the Financial Covenants Rider, to the extent applicable.

SECTION 7 NEGATIVE COVENANTS

Borrower covenants and agrees that so long as any of the Commitments remain in effect and until payment in full, in cash, of all Obligations (other than contingent indemnity obligations that are not yet due and payable) and termination of all Lender Letters of Credit Commitments hereunder, Borrower shall not and will not permit any of its Subsidiaries to:

7.1 Indebtedness and Liabilities.  Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) the Obligations; (b) intercompany Indebtedness among Borrower and any of the other Loan Parties, provided that each of the Borrowers agrees that any debt owing to Borrower by any Loan Party, whether now existing or hereafter incurred, shall at all times, including after any bankruptcy proceeding, be subordinate and junior in right of payment, to the Obligations; (c) Indebtedness (excluding Capital Leases) not to exceed $100,000 in the aggregate at any time outstanding, either unsecured or secured by purchase money Liens as permitted by the definition of Permitted Encumbrances; (d) Indebtedness under Capital Leases not to exceed $100,000 outstanding at any time in the aggregate; (e) Indebtedness existing on the Closing Date and identified on Schedule 7.1, and (f) any other Indebtedness which is unsecured and subordinated to Agent and the Lenders pursuant to a subordination agreement acceptable to Agent in its Permitted Discretion; provided, however, no such Indebtedness shall be incurred by the Borrowers unless at the time of incurrence and after giving effect thereto, the Parent and its Subsidiaries are in pro forma compliance with each of the financial covenants set forth on Rider B attached hereto.  Borrower will not, and will not permit any of its Subsidiaries to, incur any Indebtedness except for Indebtedness permitted herein and trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which Borrower or any of its Subsidiaries is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that Borrower or any of its Subsidiaries has established adequate reserves therefor under GAAP.

7.2 Guaranties.  Except for endorsements of instruments or items of payment for collection in the ordinary course of business Borrower will not guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any Person other than the Loan Parties, whether directly or indirectly by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.

7.3 Transfers, Liens and Related Matters.

(A) Transfers.  Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the Collateral or the assets of any Loan Party, except that Borrower and its Subsidiaries may (1) in the ordinary course of its business, sell Inventory and license a General Intangible to a licensee; and (2) make Asset Dispositions, if all of the following conditions are met: (a) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $50,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $100,000; (b) the consideration received is at least equal to the fair market value of such assets; (c) the sole consideration received is cash; (d) the net proceeds of such Asset Disposition are applied as and to the extent required by subsection 2.4; (e) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of the Obligations with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in the Financial Covenant Rider recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and (f) no Default or Event of Default shall then exist or result from such sale or other disposition.

(B) Liens.  Except for Permitted Encumbrances, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral or the assets of such Person or any proceeds, income or profits therefrom.

(C) No Negative Pledges.  Enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

(D) No Restrictions on Subsidiary Distributions to Borrower.  Except as provided herein, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s capital stock owned by Borrower or any Subsidiary of Borrower; (2) pay any indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary.

7.4 Investments and Loans.  Make or permit to exist investments in or loans to any other Person, except:  (a) Cash Equivalents; (b) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of $25,000; and (c) notes issued by franchisees to Borrowers for past-due Accounts arising in the ordinary course of business.

7.5 Restricted Junior Payments.  Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that: (a) any Loan Party may make Restricted Junior Payments to any other Loan Party; (b) Parent may make Restricted Junior Payments to pay a dividend or other distribution with respect to its outstanding common stock or to repurchase shares of its outstanding common stock; and (c) Parent may make Restricted Junior Payments to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of its common stock; provided that, in each case of clauses (b) and (c) hereof, (y) immediately prior to and after giving effect to such Restricted Junior Payment, Parent and its Subsidiaries are in pro forma compliance with each of the financial covenants set forth on Rider B hereto and no Event of Default has occurred or would result therefrom, and (z) the aggregate amount of all such Restricted Junior Payments made pursuant to clauses (b) and (c) hereof, does not exceed $100,000 in any twelve month period unless a greater amount is approved by Agent in its sole discretion.

7.6 Restriction on Fundamental Changes.  (a) Enter into any transaction of merger or consolidation, provided that any Subsidiary of the Borrower may merge (i) with and into the Borrower (so long as the Borrower is the survivor of such merger) or (ii) another Subsidiary of the Borrower, (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of (including a disposition in connection with a sale-leaseback transaction), in one transaction or a series of transactions, all or substantially all of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other beneficial ownership of, any Person.

7.7 Organizational Documents.  Amend, modify or otherwise change any of its or their Organizational Documents as in effect on the Closing Date.

7.8 Transactions with Affiliates.  Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or with any officer, director or employee of any Loan Party, except for transactions in the ordinary course of Borrower’s business and upon fair and reasonable terms which are no less favorable taken as a whole to Borrower than it would obtain in a comparable arm’s length transaction with an unaffiliated Person.

7.9 Conduct of Business.  From and after the Closing Date, engage in any business other than businesses of the type engaged in by Borrower or any Subsidiary on the Closing Date.

7.10 Tax Consolidations.  File or consent to the filing of any consolidated income tax return with any Person other than Parent or any of its Subsidiaries, provided that in the event Borrower files a consolidated return with any such Person, Borrower’s contribution with respect to taxes as a result of the filing of such consolidated return shall not be greater, nor the receipt of tax benefits less, than they would have been had Borrower not filed a consolidated return with such Person.

7.11 Subsidiaries.  Other than the Subsidiaries set forth on Schedule 7.11, establish, create or acquire any new Subsidiaries.

7.12 Fiscal Year; Accounting Changes.  Change its Fiscal Year; or make any material change in accounting treatment or reporting practices, except as required or permitted by GAAP and in accordance with subsection 1.3.

7.13 Bermuda Subsidiary. As of the Closing Date, PIBCO, Ltd., a Bermuda captive insurer, has (a) no material assets, (b) no material operations or liabilities other than the run-off of medical claims from a single remaining claimant, and (c) no employees; provided, however, PIBCO, Ltd. may receive payments from Borrowers and Parent solely to the extent necessary to service the run-off of such medical insurance claims in the ordinary course of business, plus operating expenses consistent with past practices.

7.14 Bank Accounts.  Establish any Deposit Account with any financial institution other than Agent; provided, however, that Borrower or its Subsidiaries may establish not more than one Deposit Account per Pizza Inn or Pie Five store (such account, a “Local Deposit Account”) so long as the aggregate amount deposited in all such Deposit Accounts does not exceed $50,000 at any time, provided, further, upon the occurrence of an Event of Default, Agent may require that any Deposit Account that is not maintained with Agent be subject to a deposit account control agreement, in form and substance reasonably acceptable to Agent, which the Loan Parties shall obtain within thirty (30) days of such request, and/or the Agent may require that certain cash management to be transferred to Agent which shall be completed within thirty (30) days of such request.

7.15 Compliance with Anti-Terrorism Laws.  Directly or indirectly, knowingly enter into any material agreements with any Blocked Person, nor indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.16 Limitation on Action by Parent.  Parent shall not (i) at any time conduct any business operations other than business activities incidental to the operations of its Subsidiaries, the satisfaction of regulatory requirements and the performance of its obligations under the Loan Documents to which it is a party or (ii) hold or own any material assets or property of any kind other than the outstanding equity interests of its Subsidiaries existing on the Closing Date, cash permitted to be distributed to Parent by Borrower hereunder and treasury stock.

7.17 Payment of Taxes and Claims.  Borrower will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of Borrower or any Subsidiary, provided that neither Borrower nor any Subsidiary need file any tax return or pay any such tax, assessment, charge, levy or claim if (i) the obligation to file or the amount, applicability or validity thereof is contested by Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and Borrower or a Subsidiary has established adequate reserves therefore in accordance with GAAP on the books of Borrower or such Subsidiary or (ii) the failure to file or the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a  Material Adverse Effect.

7.18 Negative Pledge.  Borrower shall not grant a lien in any real property to any Person without the prior written consent of Agent and upon the reasonable request of Agent, the Loan Parties shall execute a negative pledge in favor of Agent to evidence the foregoing.

SECTION 8 DEFAULT, RIGHTS AND REMEDIES

8.1 Event of Default.  “Event of Default” shall mean the occurrence or existence of any one or more of the following (for each subsection a different grace or cure period may be specified, if no grace or cure period is specified, such occurrence or existence constitutes an immediate Event of Default):

(A) Payment.  Failure to make payment of any of the Obligations when due; or

(B) Default in Other Agreements.  (1) Failure of Borrower or any of its Subsidiaries to pay when due any principal or interest on any Indebtedness (other than the Obligations), or (2) breach or default of Borrower or any of its Subsidiaries with respect to any Indebtedness (other than the Obligations); if such failure to pay, breach or default entitles the holder to cause such Indebtedness having an individual principal amount in excess of $100,000 or having an aggregate principal amount in excess of $250,000 to become or be declared due prior to its stated maturity; or

(C) Breach of Certain Provisions.  Failure of Borrower to perform or comply with any term or condition contained in paragraphs (A), (B) and (C) of the Reporting Rider and subsections 5.3, 5.4 or 5.5, or contained in Section 6, Section 7 or the Financial Covenants Rider; or

(D) Breach of Warranty.  Any representation or warranty made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any respect (or in any material respect if such representation or warranty is not by its terms already qualified as to materiality) on the date made (or deemed made); or

(E) Other Defaults Under Loan Documents.  Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement other than those otherwise set forth in this subsection 8.1, or defaults in the performance of or compliance with any term contained in the other Loan Documents, and such default is not remedied or waived within thirty (30) days after notice from Agent, or Requisite Lenders, to Borrower of such default; or

(F) Change in Control.  (1) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in Borrower, (2) either Pie Five or PIBC Holding Company ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in each of its Subsidiaries owned as of the Closing Date (other than pursuant to a disposition or merger permitted hereunder), (3) Sponsor ceases to own and control, directly or indirectly, at least 10% of the Equity Interests of Parent (the “Sponsor Change of Control Threshold Event”), unless with respect to this subsection (3) only, within one hundred twenty (120) days of the Sponsor Change of Control Threshold Event, Sponsor is back in compliance with subsection (3) or Agent has waived the the Sponsor Change of Control Threshold Event in its Permitted Discretion, or (4) any person or group of persons acting jointly or in concert (other than Sponsor) (the “Acquiring Group”) beneficially owns, directly or indirectly, shares carrying the right to exercise more than 35 percent of the total voting power attached to all classes of the outstanding voting capital of Parent (the “Beneficial Ownership Change”), unless with respect to this subsection (4) only, within one hundred twenty (120) days of the Beneficial Ownership Change, such Acquiring Group has lowered its beneficial ownership percentage to less than 35 percent or Agent has waived the Beneficial Ownership Change in its Permitted Discretion, or

(G) Involuntary Bankruptcy; Appointment of Receiver, etc.  (1) A court enters a decree or order for relief with respect to any Loan Party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Loan Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a receiver, liquidator, sequestrator, trustee, custodian or other fiduciary having similar powers over any Loan Party, or over all or substantially all of their respective property, is appointed; or

(H) Voluntary Bankruptcy; Appointment of Receiver, etc.  (1) Any Loan Party commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Loan Party makes any assignment for the benefit of creditors; or (3) the board of directors of any Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(H); or

(I) Liens.  Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of Borrower or any of its Subsidiaries by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within fifteen (15) days; or

(J) Judgment and Attachments.  Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $75,000 or (2) an amount in the aggregate at any time in excess of $100,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against any Loan Party or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, but in any event not later than five (5) days prior to the date of any proposed sale thereunder; or

(K) Dissolution.  Any order, judgment or decree is entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order remains undischarged or unstayed for a period in excess of thirty (30) days, but in any event not later than five (5) days prior to the date of any proposed dissolution or split up; or

(L) Solvency.  Any Loan Party ceases to be solvent (as represented by Borrower in subsection 4.14) or admits in writing its present or prospective inability to pay its debts as they become due; or

(M) Injunction.  Any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for thirty (30) days or more; or

(N) Invalidity of Loan Documents.  Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(O) Failure of Security.  Agent, on behalf of itself and Lenders, does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances), in each case, for any reason other than the failure of Agent or any Lender to take any action within its control; or

(P) Damage, Strike, Casualty.  Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, in each case, for more than thirty (30) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower or any of its Subsidiaries if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

(Q) Licenses and Permits.  The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect; or

(R) Forfeiture.  There is filed against any Loan Party any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral; or

(S) Employee Benefit Plans.  (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of any Loan Party or any of their respective ERISA Affiliates in excess of $100,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n), 430(k) of the IRC or under ERISA; or

8.2 Suspension of Commitments.  Upon the occurrence of any Event of Default, the Agent may or upon demand by Requisite Lenders shall, without notice or demand, immediately cease making additional Loans and the Commitments shall be suspended.

8.3 Acceleration.  Upon the occurrence of any Event of Default described in the foregoing subsections 8.1(G) or 8.1(H), all Obligations under the Loan Documents shall automatically become immediately due and payable, and Borrower shall be required immediately to deposit cash collateral for the Letter of Credit Reserve as set forth in clause (b) of the next sentence, in each case, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitments shall thereupon terminate.  Upon the occurrence and during the continuance of any other Event of Default, Agent may, and upon demand by Requisite Lenders shall, by written notice to Borrower, (a) declare all or any portion of the Obligations under the Loan Documents to be, and the same shall forthwith become, immediately due and payable and the Commitments shall thereupon terminate, and (b) demand that Borrower immediately deposit with Agent an amount equal to one hundred five percent (105%) of the Letter of Credit Reserve and deposit the prepayment of fees payable under subsection 2.3(D) with respect to such Lender Letters of Credit for the full remaining terms of such Lender Letters of Credit; provided, however, if any of such Lender Letters of Credit are terminated, the unearned portion of such prepaid fee attributable to such Lender Letter of Credit shall be refunded to Borrower.

8.4 Remedies.  If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any other rights or remedies available to Agent and Lenders at law or in equity, Agent may, and shall upon the request of Requisite Lenders, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) require Borrower to, and Borrower hereby agrees that it will, at its expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at a place to be designated by Agent which is reasonably convenient to both parties; (b) withdraw all cash in the Deposit Accounts which are maintained by Agent or which are subject to a deposit account control agreement after the date of this Agreement and apply such monies in payment of the Obligations in the manner provided in subsection 8.7; and (c) without notice or demand or legal process, enter upon any premises of Borrower and take possession of the Collateral.  Borrower agrees that, to the extent notice of sale of the Collateral or any part thereof shall be required by law, at least ten (10) days notice to Borrower of the time and place of any public disposition or the time after which any private disposition (which notice shall include any other information required by law) is to be made shall constitute reasonable notification.  At any disposition of the Collateral (whether public or private), if permitted by law, Agent or any Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase, lease, or licensing of the Collateral or any portion thereof for the account of Agent or such Lender.  Agent shall not be obligated to make any disposition of Collateral regardless of notice of disposition having been given.  Borrower shall remain liable for any deficiency.  Agent may adjourn any public or private disposition from time to time by announcement at the time and place fixed therefor, and such disposition may, without further notice, be made at the time and place to which it was so adjourned.  Agent is not obligated to make any representations or warranties in connection with any disposition of the Collateral.  To the extent permitted by law, Borrower hereby specifically waives all rights of redemption, stay or appraisal, which it has or may have under any law now existing or hereafter enacted.  Agent shall not be required to proceed against any Collateral but may proceed against Borrower directly.

8.5 Appointment of Attorney-in-Fact.  Borrower hereby constitutes and appoints Agent as Borrower’s attorney-in-fact with full authority in the place and stead of Borrower and in the name of Borrower, Agent or otherwise, from time to time in Agent’s discretion while an Event of Default is continuing to take any action and to execute any instrument that Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to enforce the obligations of any Account Debtor or other Person obligated on the Collateral and enforce the rights of Borrower with respect to such obligations and to any property that secures such obligations; (c) to file any claims or take any action or institute any proceedings that Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of Agent and Lenders with respect to any of the Collateral; (d) to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Agent in its sole discretion, and such payments made by Agent to become Obligations, due and payable immediately without demand; (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts, Chattel Paper or General Intangibles and other Documents relating to the Collateral; and (f) generally to take any act required of Borrower under Section 4 or Section 5 of this Agreement, and to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and to do, at Agent’s option and Borrower’s expense, at any time or from time to time, all acts and things that Agent deems necessary to protect, preserve or realize upon the Collateral.  Borrower hereby ratifies and approves all acts of Agent made or taken pursuant to this subsection 8.5.  The appointment of Agent as Borrower’s attorney and Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder shall be in effect and until payment in full, in cash, of all Obligations (other than contingent indemnity obligations that are not yet due and payable) and termination of all Commitments hereunder shall be in effect and until indefeasible payment in full, in cash, of all Obligations and termination of all Lender Letters of Credit.

8.6 Limitation on Duty of Agent and Lenders with Respect to Collateral.  Beyond the safe custody thereof, Agent and each Lender shall have no duty with respect to any Collateral in its possession (or in the possession of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto.  Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Agent accords its own property.  Neither Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouse, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by Agent in good faith.

8.7 Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent and (b) in the absence of a specific determination by Agent with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs and expenses incurred by or owing to Agent and then any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of any bankruptcy or insolvency law would have accrued on such amounts); third, to the principal amounts of the Obligations outstanding (other than Obligations owed to any Lender under an Interest Rate Agreement) and provide cash collateralization of the Letter of Credit Reserve in accordance with subsection 8.3, pro rata based on each Lender's Pro Rata Share thereof; and  fourth, to any other Obligations or other obligations or indebtedness of Borrower owing to Agent or any Lender under the Loan Documents, any Interest Rate Agreement or any Bank Products Agreement.  Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

8.8 License of Intellectual Property.  Borrower hereby assigns, transfers and conveys to Agent, for the benefit of Agent and Lenders, effective upon the occurrence and during the continuance of any Event of Default hereunder, the non-exclusive right and license to use all Intellectual Property (with respect to Trademarks, subject to reasonable quality control) owned or used by Borrower together with any goodwill associated therewith, all to the extent necessary to enable Agent to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral.  This right and license shall inure to the benefit of all successors, assigns and transferees of Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  Such right and license is granted free of charge and, does not require the consent of any other person.

8.9 Waivers; Non-Exclusive Remedies.  No failure on the part of Agent or any Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Agent or any Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights in this Agreement and the other Loan Documents are cumulative and shall in no way limit any other remedies provided by law.

SECTION 9 AGENT

9.1 Agent.

(A) Appointment.  Each Lender hereto and, upon obtaining an interest in any Loan, any participant, transferee or other assignee of any Lender irrevocably appoints, designates and authorizes F&M Bank as Agent to take such actions or refrain from taking such action as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Neither the Agent nor any of its directors, officers, employees or agents shall be liable for any action so taken.  The provisions of this subsection 9.1 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party.  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(B) Nature of Duties.  Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the Loan Documents.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary, trust or agency relationship with or in respect of any Lender, Borrower or any other Loan Party.  Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own appraisal of the credit worthiness of Borrower, and shall have independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein), whether coming into its possession before the Closing Date or at any time or times thereafter.  If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender.  Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(C) Rights, Exculpation, Etc.  Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).  Neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders in the absence of an express requirement for a greater percentage of Lender approval hereunder for such action.

(D) Reliance.  Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any other Loan Document, or any instrument, document or communication furnished pursuant hereto or in connection herewith.   Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, fax, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder.  Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(E) Indemnification.  Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not promptly reimbursed by Borrower; provided, however, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against, even if so directed by Lenders or Requisite Lenders, until such additional indemnity is furnished.  The obligations of Lenders under this subsection 9.1(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

(F) The F&M Bank & Trust Company Individually.  With respect to its Commitments and the Loans made by it, The F&M Bank & Trust Company shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include The F&M Bank & Trust Company in its individual capacity as a Lender or one of the Requisite Lenders.  The F&M Bank & Trust Company, either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders.  The F&M Bank & Trust Company, either directly or through strategic affiliations, may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(G) Successor Agent.

(1) Resignation.  Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and the Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment as provided below.

(2) Appointment of Successor.  Upon any such notice of resignation pursuant to subsection 9.1(G)(1) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower.  If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(3) Successor Agent.  Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

(H) Collateral Matters.

(1) Release of Collateral.  Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (a) upon termination of the Commitments hereunder and upon payment in full, in cash, of all Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted); or (b) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry).  In addition, with the consent of Requisite Lenders, Agent may release Liens granted to or held by Agent upon any Collateral having a book value of not greater than ten percent (10%) of the total book value of all Collateral, as determined by Agent, either in a single transaction or in a series of related transactions; provided, however, in no event will Agent, acting under the authority granted to it pursuant to this sentence, release during any calendar year Liens granted to or held by Agent upon any Collateral having a total book value in excess of twenty percent (20%) of the total book value of all Collateral, as determined by Agent.

(2) Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 9.1(H)(1) above), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent under clauses (a) and (b) of subsection 9.1(H)(1).  To the extent Agent agrees to release any Lien granted to or held by Agent as authorized under subsection 9.1(H)(1), (a) Agent is hereby irrevocably authorized by Lenders to, execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit of Agent and Lenders, upon such Collateral; provided, however, that Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create upon Agent any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (b) Borrower shall provide at least ten (10) Business Days prior written notice of any request for any document evidencing such release of the Liens and Borrower agrees that any such release shall not in any manner discharge, affect or impair the Obligations or any Liens granted to Agent on behalf of Agent and Lenders upon (or obligations of any Loan Party, in respect of) all interests retained by any Loan Party, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

(3) Absence of Duty.  Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Agent and Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by this Agreement or the Loan Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, however, that Agent shall exercise the same care which it would in dealing with loans for its own account.

(I) Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or Control.  Should any Lender (other than Agent) obtain possession of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions.  The Agent may file such proofs of claim or documents as may be necessary or advisable in order to have the claims of the Agent and the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agent and the Lenders, their respective agents, financial advisors and counsel), allowed in any judicial proceedings relative to Borrower and/or its Subsidiaries, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims.  Any custodian in any judicial proceedings relative to Borrower and/or its Subsidiaries is hereby authorized by each Lender to make payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent, its agents, financial advisors and counsel, and any other amounts due the Agent.  Nothing contained in this Agreement or the other Loan Documents shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loans, or the rights of any holder thereof, or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding, except as specifically permitted herein.

(J) Exercise of Remedies.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral security for the Obligations, unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

9.2 Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will notify each Lender of its receipt of any such notice.

9.3 Action by Agent.  Agent shall take such action with respect to any Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 8.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

9.4 Amendments, Waivers and Consents.

(A) Percentage of Lenders Required.  Except as otherwise provided herein or in any of the other Loan Documents, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders (or, Agent, if expressly set forth herein or in any of the other Loan Documents) and the applicable Loan Party; provided however, (1) no amendment, modification, termination, waiver or consent shall be effective, unless in writing and signed by all Lenders, to do any of the following: (a) waiver of the conditions set forth in subsection 3.1, the satisfaction of which is required in connection with the making of any Loans on the Closing Date; (b) amend the definition of the term “Requisite Lenders” or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (c) amend or waive this subsection 9.4 or the definitions of the terms used in this subsection 9.4 insofar as the definitions affect the substance of this subsection 9.4; (d) increase the percentage contained in the definition of Borrowing Base; (e) release Collateral (except if the sale, disposition or release of such Collateral is permitted under subsection 7.3 or subsection 9.1 or under any other Loan Document); (f) release any Guarantor from the Guaranty except as expressly provided in the Loan Documents; or (g) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; and (2) no amendment, modification, termination, waiver or consent shall be effective, unless in writing and signed by each Lender that would be affected thereby, to do any of the following (a) increase any of the Commitments; (b) reduce the principal of or the rate of interest on any Loan or reduce the fees payable with respect to any Loan or Lender Letter of Credit; or (c) extend the maturity date for any Loan, the Termination Date or the scheduled due date for all or any portion of principal of the Loans or any interest or fees due hereunder; provided, further, that no amendment, modification, termination, waiver or consent affecting the rights or duties of Agent under this Section 9 or under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to the Lenders required to take such action.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9 shall be binding upon each Lender or future Lender and, if signed by a Loan Party, on such Loan Party.

(B) Specific Purpose or Intent.  Each amendment, modification, termination, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination, waiver or consent shall be required for Agent to take additional Collateral.

(C) Failure to Give Consent; Replacement of Non-Consenting Lender.  In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have denied the giving of such consent.  If, in connection with any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement requiring the consent or approval of any Lenders, the consent of Requisite Lenders is obtained but the consent of one or more other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all such non-consenting Lenders are either replaced or prepaid as described in clauses (1) or (2) below, to either (1) replace the non-consenting Lenders with one or more Replacement Lenders pursuant to subsection 2.11(A), as if such Lender were an Affected Lender thereunder, but only so long as each such Replacement Lender consents to the proposed amendment, modification, termination or waiver, or (2) prepay in full the Obligations of the non-consenting Lenders and terminate the non-consenting Lenders’ Commitments pursuant to subsection 2.11(B), as if such Lender were an Affected Lender thereunder.

Notwithstanding anything in this subsection 9.4, Agent and Borrower, without the consent of either Requisite Lenders or all Lenders, may execute amendments to this Agreement and the Loan Documents, which consist solely of the making of typographical corrections.

9.5 Assignments and Participations in Loans.

(A) Assignments.  Each Lender may assign its rights and delegate its obligations under this Agreement to an Eligible Assignee; provided, however, (1) such Lender (other than F&M Bank) shall first obtain the written consent of Agent, (2) the amount of Commitments and Loans of the assigning Lender being assigned shall in no event be less than the lesser of (a) $500,000 (pro rata among the Loans and Commitments) or (b) the entire amount of the Commitments and Loans of such assigning Lender, (3) the parties to such assignment shall execute and deliver to Agent for acceptance and recording a Assignment and Acceptance Agreement together with (i) a processing and recording fee of $3,500 payable by the assigning Lender to Agent and (ii) each of the Notes originally delivered to the assigning Lender (if any) and (4) so long as no Event of Default shall then exist and be continuing, no such assignment shall cause there to be more than one (1) Lender (excluding any affiliates of such Lender) without the express written consent of Borrower, which consent may be withheld in Borrower’s sole discretion.  The administrative fee referred to in clause (3) of the preceding sentence shall not apply to an assignment of a security interest in all or any portion of a Lender’s rights under this Agreement or the other Loan Documents, as described in clause (1) of subsection 9.5(D) below. Upon receipt of all of the foregoing, Agent shall notify Borrower of such assignment and Borrower shall comply with its obligations under the last sentence of Section 2.1(E).  In the case of an assignment authorized under this subsection 9.5, the assignee shall be considered to be a “Lender” hereunder and Loan Parties hereby acknowledge and agree that any assignment will give rise to a direct obligation of Loan Parties to the permitted assignee.  The assigning Lender shall be relieved of its obligations to make Loans hereunder with respect to the assigned portion of its Commitment.  Notwithstanding any provision to the contrary, any Lender (an “Assigning Lender”) may assign to one or more wholly owned special purpose funding vehicles (each, an “SPV”) all or any portion of its funded Loans (without the corresponding Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such Assigning Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrower all or any part of any Loans that such Assigning Lender would otherwise be obligated to make pursuant to this Agreement.  Such SPV shall have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations.  The Assigning Lender shall remain liable for all its original obligations under this Agreement, including its Commitment (although the unused portion thereof shall be reduced by the principal amount of any Loans held by an SPV).  Notwithstanding such assignment, the Agent and Borrower may deliver notices to the Assigning Lender (as agent for the SPV) and not separately to the SPV unless the Agent and Borrower are requested in writing by the SPV to deliver such notices separately to it.   The Borrower shall, at the request of any Assigning Lender, execute and deliver to such Person as such Assigning Lender may designate, a Note in the amount of such Assigning Lender's original Note (if any), to evidence the Loans of such Assigning Lender and related SPV.

(B) Participations.  Each Lender may sell participations in all or any part of any Loans or Commitments made by it to another Person; provided, however, such Lender shall first obtain the prior written consent of Agent, which consent shall not be unreasonably withheld.  All amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly effecting (1) any reduction in the principal amount or an interest rate on any Loan in which such holder participates; (2) any extension of the maturity date for any Loan, the Termination Date or the date fixed for any payment of interest or principal payable with respect to any Loan in which such holder participates; and (3) any release of substantially all of the Collateral.  Borrower hereby acknowledges and agrees that the participant under each participation shall for purposes of subsections 2.9, 9.6 and 10.2 be considered to be a “Lender”.

(C) No Relief of Obligations; Cooperation.  Except as otherwise provided in subsection 9.5(A) no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations owed to such Lender.  Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to Eligible Assignees and participants (including prospective assignees and participants).  Borrower agrees that it will use its best efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of a participation or an assignment permitted under subsection 9.5(A).

(D) Security Interests; Assignment to Affiliates.  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time following written notice to Agent (1) pledge the Obligations held by it or create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents in favor of any Person; provided, however  (a) no such pledge or grant of security interest to any Person shall release such Lender from its obligations hereunder or under any other Loan Document and (b) the acquisition of title to such Lender’s Obligations pursuant to any foreclosure or other exercise of remedies by such Person shall be subject to the provisions of this Agreement and the other Loan Documents in all respects including, without limitation, any consent required by subsection 9.5(A); and (2) subject to complying with the provisions of subsection 9.5(A), assign its rights and delegate its obligations under this Agreement to an Eligible Assignee which is a Subsidiary of such Lender or its parent company, to one or more other Lenders, or to a Related Fund.  For purposes of this paragraph, a “Related Fund” shall mean, with respect to any Lender, a fund or other investment vehicle that invests in commercial loans and is managed by such Lender or by the same investment advisor that manages such Lender or by an affiliate of such investment advisor.

(E) Recording of Assignments.  Agent shall maintain at its office in Dallas, Texas a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be presumptive evidence of the amounts due and owing to Lender in the absence of manifest error.  Borrower, Agent and each Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice.

9.6 Set Off and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent.  Any Lender exercising its right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender  in accordance with their respective Pro Rata Shares.  Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to Agent for the benefit of Agent and of all Lenders in accordance with their Pro Rata Shares.

9.7 Disbursement of Funds.  Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested.  Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan or Revolving Advance before Agent disburses same to Borrower.  If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone, telex, fax or telecopy of the amount of such Lender’s Pro Rata Share of the Loan requested by Borrower no later than 1:00 p.m. Dallas, Texas time on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s Account on such Funding Date.

9.8 Settlements, Payments and Information.

(A) Loan Principal and Interest Payments.  Provided that such Lender has made all payments required to be made by it under this Agreement, payments of principal, interest and fees of the Loans will be settled on the date of receipt.

(B) Return of Payments.

(1) Recovery after Non-Receipt of Expected Payment.  If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

(2) Recovery of Returned Payment.  If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

9.9 Discretionary Advances.  Notwithstanding anything contained herein to the contrary, at any time after and during the continuance of a Default or Event of Default, Agent may, in its sole discretion, make Revolving Advances (any such advance, a “Protective Advance”) in excess of the limitations set forth in the Borrowing Base but not in excess of the  Revolving Loan Commitment for the purpose of preserving or protecting the Collateral or for incurring any costs associated with collection or enforcing rights or remedies against the Collateral, or incurred in any action to enforce this Agreement or any other Loan Document.

Upon Agent’s making of any Revolving Advances under this subsection 9.9, each of the Lenders shall be deemed to have irrevocably, unconditionally and immediately purchased from Agent a participation in such Revolving Advances in an amount equal to such Lender’s Pro Rata Share of the Revolving Loan Commitment multiplied by the total amount of such Revolving Loans outstanding under this subsection 9.9.  Each Lender shall effect such purchase by making available the amount of such Lender’s participation in such Revolving Loans in U.S. Dollars in immediately available funds to Agent’s Account.  In the event any Lender fails to make available to Agent when due the amount of such Lender’s participation in such Revolving Loans, Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Effective Rate.  Each such purchase by a Lender shall be made without recourse to Agent, without representation or warranty of any kind, and shall be effected and evidenced pursuant to documents reasonably acceptable to Agent.  The obligations of the Lenders under this subsection 9.9 shall be absolute, irrevocable and unconditional, shall be made under all circumstances and shall not be affected, reduced or impaired for any reason whatsoever.

9.10 Titles.  Any Lender after the Closing Date that is identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such.  Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title.  Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 10 MISCELLANEOUS

10.1 Expenses and Attorneys’ Fees.  Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all fees, costs and expenses incurred in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral: (a) reasonable fees, costs and expenses incurred by Agent (including attorneys’ fees and expenses, the allocated costs of Agent’s internal legal staff and fees of environmental consultants, accountants and other professionals retained by Agent) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) reasonable fees, costs and expenses incurred by Agent (including attorneys’ fees and expenses, the allocated costs of Agent’s internal legal staff and fees of environmental consultants, accountants and other professionals retained by Agent) incurred in connection with the review, negotiation, preparation, documentation, execution, syndication and administration of the Loan Documents, the Loans, and any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements, including reasonable documentation charges assessed by Agent for amendments, waivers, consents and any other documentation prepared by Agent’s internal legal staff; (c) reasonable fees, costs and expenses (including attorneys’ fees and allocated costs of internal legal staff) incurred by Agent or any Lender in creating, perfecting and maintaining perfection of Liens in favor of Agent, on behalf of Agent and Lenders; (d) reasonable fees, costs and expenses incurred by Agent in connection with forwarding to Borrower the proceeds of Loans including Agent’s or any Lenders’ standard wire transfer fee; (e) reasonable fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by Agent or any Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) reasonable fees, costs, expenses (including attorneys’ fees and allocated costs of internal legal staff) of Agent or any Lender and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any payments due from Borrower or any other Loan Party under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise.

10.2 Indemnity.  In addition to the payment of expenses pursuant to subsection 10.1, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold each of Agent, and each Lender, their permitted successors and assigns, and the officers, directors, employees, agents, consultants, auditors, persons engaged by Agent, or any Lender, to evaluate or monitor the Collateral, affiliates and attorneys of each of Agent, and each Lender and such holders (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by Agent, or any Lender, Agent’s, and each Lender’s agreement to make the Loans hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under the other Loan Documents (the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any Indemnitee as determined by a final non-appealable judgment by a court of competent jurisdiction.

10.3 Notices.  Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, faxed, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax or telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Dallas, Texas time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.  If to

Borrower:	Pizza Inn Holdings, Inc.
3551 Plano Parkway
The Colony, Texas 75056
Attn: Jerry Trojan, CFO
Fax/Telecopy No.: (___) ___-____

With a copy to:	McGuire, Craddock & Strother, P.C.
2501 N. Harwood, Suite 1800
Dallas, Texas 75201
Attn: Steven D. Davidson
Fax/Telecopy No.: (214) 954-6868

If to Agent or to F&M Bank:	The F&M Bank & Trust Company
3811 Turtle Creek Boulevard, Suite 1700
Dallas, TX 75219
Attn: Portfolio Manager (Pizza Inn)
Fax/Telecopy No.: (214) 780-2080

With a copy to:	Patton Boggs LLP
2000 McKinney Avenue, Suite 1700
Dallas, Texas 75201
Attn: Scott C. Wallace
Fax/Telecopy No.: (214) 758-1550

If to any Lender:  Its address indicated on the signature page hereto, in an Assignment and Acceptance Agreement or in a notice to Agent and Borrower or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this subsection 10.3.

10.4 Survival of Representations and Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower, Agent, and Lenders set forth in subsections 9.1(E), 10.1, 10.2, 10.6, 10.11, 10.14, and 10.15 shall survive the payment of the Loans and the termination of this Agreement.

10.5 Indulgence Not Waiver.  No failure or delay on the part of Agent, any Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under any Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10.6 Marshaling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to Agent and/or any Lender or Agent and/or any Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.7 Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

10.8 Severability.  The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents.

10.9 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights
.  The obligation of each Lender hereunder is several and not joint and neither Agent nor any Lender shall be responsible for the obligation or Commitment of any other Lender hereunder.  In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan.  Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, provided Agent fails or refuses to exercise any remedies against Borrower after receiving the direction of the Requisite Lenders, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.10 Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.11 APPLICABLE LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

10.12 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, Borrower may not assign its rights or obligations hereunder without the written consent of Lenders.

10.13 No Fiduciary Relationship; No Duty; Limitation of Liabilities.

(A) No Fiduciary Relationship.  No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Agent or any Lender to Borrower.

(B) No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Agent or any Lender shall have the right to act exclusively in the interest of Agent or such Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s shareholders or any other Person.

(C) Limitation of Liabilities.  Neither Agent nor any Lender, nor any affiliate, officer, director, shareholder, employee, attorney, or agent of Agent or any Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Borrower hereby waives, releases, and agrees not to sue Agent or any Lender or any of Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

10.14 CONSENT TO JURISDICTION.  EACH PARTY HERETO HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS AND OF THE COURT OF APPEALS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY (INCLUDING ITS APPELLATE DIVISION), AND OF ANY OTHER APPELLATE COURT IN THE STATE OF TEXAS, FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  BORROWER HEREBY ALSO SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ALL FEDERAL AND STATE COURTS SITTING IN ANY STATE IN WHICH A BORROWER OR OTHER LOAN PARTY OWNS PROPERTY OR OPERATES ITS BUSINESS.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.15 WAIVER OF JURY TRIAL.  BORROWER, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  BORROWER, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  BORROWER, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

10.16 Construction.  Borrower, Agent and each Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel.  This Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower, Agent and each Lender

10.17 Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents, or supplements may be executed via telecopier or facsimile transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.18 Confidentiality.  Agent and each Lender agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrower and not to disclose such information to Persons other than to: its respective affiliates, officers, directors and employees; or its potential assignees or participants; or Persons employed by or engaged by Agent, a Lender or a Lender’s permitted assignees or participants including, without limitation, attorneys, auditors, professional consultants, rating agencies and portfolio management services.  The confidentiality provisions contained in this subsection shall not apply to disclosures (a) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to legal process or (b) consisting of general portfolio information that does not identify Borrower.  The obligations of Agent and Lenders under this subsection 10.18 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.  In no event shall Agent or any Lender be obligated or required to return any materials furnished by Borrower.

Notwithstanding the foregoing, and notwithstanding any other express or implied agreement or understanding to the contrary, each of the parties hereto and their respective employees, representatives, and other agents are authorized to disclose the tax treatment and tax structure of these transactions to any and all persons, without limitation of any kind.  Each of the parties hereto may disclose all materials of any kind (including opinions or other tax analyses) insofar as they relate to the tax treatment and tax structure of the transactions contemplated by the Loan Documents.  This authorization does not extend to disclosure of any other information including (without limitation) (a) the identities of participants or potential participants in the transactions (b) the existence or status of any negotiations, (c) any pricing or other financial information or (d) any other term or detail not related to the tax treatment and tax structure of the transactions contemplated by the Loan Documents.  The confidentiality provisions contained in this Agreement shall not prohibit disclosures to any trustee, administrator, collateral manager, servicer, backup servicer, lender, rating agency or secured party of any SPV in connection with the evaluation, administration, servicing of, or the reporting on, the assets or securitization activities of such SPV.

10.19 Publication.  Borrower consents to the publication by Agent of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement; provided, however, Agent shall provide a draft of any such tombstone or similar advertising material to Borrower for review prior to the publication thereof.  Agent and Lenders reserve the right to provide industry trade organizations information necessary and customary for inclusion in league table measurements.

10.20 USA PATRIOT ACT.  Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as applicable, to identify Borrower in accordance with the USA PATRIOT Act.

10.21 Certifications From Lenders and Participants; USA PATRIOT ACT.  Each Foreign Lender that is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

10.22 Texas Specific Provisions.

(A) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

(B) To the extent that either Chapter 303 or 306, or both, of the Texas Finance Code, as amended from time to time, apply in determining the maximum interest rate permissible under this Agreement, Agent and Lenders hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to its or their right subsequently to change such method in accordance with applicable law, as the same may be amended or modified from time to time.

(C) The provisions of Chapter 346 (other than opt-out provisions of Section 346.004) of the Texas Finance Code (as said chapter may now exist or may be hereinafter amended or succeeded) shall not apply to the indebtedness or the transactions contemplated the Loan Documents.

(D) Borrower hereby irrevocably waives any rights under the Deceptive Trade Practices-Consumer Protection Act, § 17.41 et seq. Texas Business & Commerce Code (as said law may now exist or may be hereinafter amended or succeeded), a law that gives consumers special rights and protections.  After consultation with an attorney of Borrower’s own selection, Borrower voluntarily consents to this waiver.  Borrower expressly warrants and represents that it (a) is not in a significantly disparate bargaining position relative to Agent or any Lender, and (b) has been represented by legal counsel in connection with the transactions contemplated by this Agreement and the other Loan Documents.

(E) Borrower hereby irrevocably waives all rights or benefits arising in favor of such person under Chapter 43 of the Texas Civil Practice and Remedies Code and Sections 51.003 through 51.005 of the Texas Property Code (as said chapter and sections may now exist or may be hereinafter amended or succeeded).

(F) IT IS THE INTENTION OF BORROWER, AND BORROWER HEREBY AGREES, THAT EACH INDEMNITY CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER LOAN DOCUMENTS SHALL INCLUDE ALL MATTERS THAT IN WHOLE OR IN PART ARE CAUSED BY, OR ARISE OUT OF, THE NEGLIGENCE OR STRICT LIABILITY OF ANY PERSON TO BE INDEMNIFIED UNDER OR IN CONNECTION WITH ANY SUCH INDEMNITY.

10.23 Joint and Several Liability.

(A) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Agent and Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(B) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Subsection 10.23), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(C) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(D) The Obligations of each Borrower under the provisions of this Subsection 10.23 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(E) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Agent or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Agent or the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Agent or the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Subsection 10.23 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Subsection 10.23, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Subsection 10.23 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Subsection 10.23 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Agent or any Lender.

(F) Each Borrower represents and warrants to Agent and the Lenders that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Agent and the Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(G) Each Borrower waives all rights and defenses arising out of an election of remedies by the Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower.

(H) The provisions of this Subsection 10.23 are made for the benefit of the Agent, Lenders and their respective successors and permitted assigns, and may be enforced by it or them from time to time against any or all Loan Parties as often as occasion therefor may arise and without requirement on the part of the Agent, any Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Subsection 10.23 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Subsection 10.23 will forthwith be reinstated in effect, as though such payment had not been made.

(I) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(J) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWERS:

PIZZA INN, INC.

By: _________________________________
Name: _________________________________
Title: _________________________________

PIE FIVE PIZZA COMPANY, INC.

By: _________________________________
Name: _________________________________
Title: _________________________________

THE F&M BANK & TRUST COMPANY, as Agent and sole Lender

By: _________________________________
Name: _________________________________
Title: _________________________________

Revolving Loan Commitment:	$2,000,000
Term Loan A Commitment:	$2,000,000
Term Loan B Commitment	$6,000,000

Rider A

REPORTING RIDER

This Reporting Rider is attached and made a part of that certain Loan and Security Agreement, dated as of August 28, 2012 and entered into among Borrower, Agent and Lenders.

A. Annual Financial Statements.  Furnish Agent as soon as available but in any event within one hundred twenty (120) days after the end of each fiscal year of Loan Parties, audited financial statements of the Loan Parties (or Parent) on a consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail with a comparison of the figures for the prior fiscal year and reported upon without qualification by Borrower’s Accountants.

B. Quarterly Financial Statements.  Furnish Agent as soon as available but in any event within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Loan Parties on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of Loan Parties (or Parent) reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Loan Parties. Each such balance sheet, statement of income and stockholders’ equity and statement of cash flow shall set forth a comparison of the figures for (w) the current fiscal period and (x) the current year-to-date with the figures for (y) the same fiscal period and year-to-date period of the immediately preceding fiscal year and (z) the Projections for such fiscal period and year-to-date period delivered pursuant to paragraph (M) hereof.

C. Compliance Certificate.  Furnish Agent as soon as available but in any event within forty-five (45) days after the end of each fiscal quarter and one hundred twenty (120) days after each fiscal year, a Compliance Certificate, together with copies of the calculations and work-up employed to determine the Loan Parties’ compliance or noncompliance with the financial covenants set forth in the Financial Covenants Rider.

D. Borrowing Base Certificate.  Deliver to Agent, on the last day of each month or the first Business Day thereafter (or more frequently if required by Agent), a Borrowing Base Certificate (which shall be calculated as of the last day of the preceding monthly period).

E. Collateral Reports.  Deliver to Agent on or before the thirtieth (30th) day of each month as and for the prior month (a) accounts receivable agings, (b) accounts payable agings and (c) Inventory reports.  In addition, each Loan Party shall deliver to Agent at such intervals as Agent may reasonably require:  (i) confirmatory assignment schedules, (ii) copies of customer’s invoices, (iii) evidence of shipment or delivery and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may reasonably require including, without limitation, trial balances and test verifications.  Agent shall have the right to confirm and verify all Accounts by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interest hereunder.  All such reports shall be in form and substance reasonably satisfactory to Agent, and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

F. Disclosure of Material Matters.  Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral.

G.  Government Accounts.  Notify Agent promptly if any of its Accounts that, in the aggregate, are in excess of $25,000 arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.

H. Material Occurrences.  Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the IRC, could subject any Loan Party to a tax imposed by Section 4971 of the IRC; (d) each and every default by any Loan Party which might result in the acceleration of the maturity of any Indebtedness in excess of $25,000, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.

I. Litigation.  Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, which in any such case could reasonably be expected to have a Material Adverse Effect.

J. Other Reports.  Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as each Loan Party shall send to its stockholders generally in their capacities as such.

K. Additional Information.  Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes (if any) have been complied with by Loan Parties including, without limitation and without the necessity of any request by Agent, (a) copies of all environmental audits and reviews in the possession or under the reasonable control of the Borrower, (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, and (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

L. Projected Operating Budget.  Furnish Agent, no later than forty-five (45) days after the beginning of each Loan Party’s fiscal year commencing with fiscal year ending June 26, 2013, the Projections, including month by month projected operating budget and cash flow of Loan Parties on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter) and for the next three (3) fiscal years, year by year, such Projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Loan Party to the effect that such Projections have been prepared in good faith and on the basis of assumptions believed to be reasonable when made.

M. Notice of Suits, Adverse Events.  Furnish Agent with prompt notice of (i) any lapse or other termination of any consent issued to any Loan Party by any Governmental Authority or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Authority or any other Person to renew or extend any such consent; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Authority or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by Agent or any Lender, and (iv) copies of any material notices and other communications from any Governmental Authority or Person which specifically relate to any Loan Party.

N. ERISA Notices and Requests.  (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (2) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent shall reasonably request.

O. Additional Documents.  Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

P. Environmental Reports.  Furnish Agent, concurrently with the delivery of the financial statements referred to in paragraphs (A) and (B) hereof, with a certificate signed by the President of each Loan Party stating, to the best of his knowledge, that each Loan Party is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health.  To the extent any Loan Party is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Loan Party will implement in order to achieve full compliance.

Rider B

FINANCIAL COVENANTS RIDER

This Financial Covenants Rider is attached and made a part of that certain Loan and Security Agreement, dated as of August 28, 2012 and entered into among Borrower, Agent and Lenders.

A.           Total Debt to EBITDA Ratio.  Borrower shall not permit its Total Debt to EBITDA Ratio as of the last day of the end of each fiscal quarter then ending to be greater than 3.00:1.00 commencing with the fiscal quarter ending September 30, 2012.

B.           Senior Funded Debt to EBITDA Ratio.  Borrower shall not permit its Senior Funded Debt to EBITDA Ratio as of the last day of each fiscal quarter then ending to be greater than 2.25:1.00 commencing with the fiscal quarter ending September 30, 2012.

C.           Fixed Charge Coverage Ratio.  Borrower shall not permit its Fixed Charge Coverage Ratio as of the last day of each fiscal quarter then ending to be less than 1.50:1.00 commencing with the fiscal quarter ending September 30, 2012.